UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒           Definitive Proxy Statement

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☐           Soliciting Material Under Rule 14a-12

FALCONSTOR SOFTWARE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FALCONSTOR SOFTWARE, INC.

April 4, 2011

To Our Stockholders:

We invite you to attend our annual stockholders’ meeting on Monday, May 9, 2011 at our worldwide headquarters located at 2 Huntington Quadrangle, Suite 2S01, Melville, New York, at 9:00 a.m.

This booklet includes a formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how our Board of Directors operates and gives personal information about our director nominees.

Only stockholders of record at the close of business on March 18, 2011 will be entitled to vote at the annual meeting. Even if you only own a few shares, we want your shares to be represented at the annual meeting. We urge you to complete, sign, date, and return your proxy card promptly in the enclosed envelope.

Sincerely yours,

/s/ James P. McNiel	/s/ Eli Oxenhorn

James P. McNiel	Eli Oxenhorn
President & Chief Executive Officer	Chairman of the Board of Directors

FALCONSTOR SOFTWARE, INC.

2 Huntington Quadrangle

Melville, NY 11747
_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 9, 2011
________________
To Our Stockholders:

The 2011 Annual Meeting of Stockholders (“Annual Meeting”) of FalconStor Software, Inc. (the “Company”), a Delaware corporation, will be held at the Company’s headquarters at 2 Huntington Quadrangle, Suite 2S01, Melville, New York, commencing at 9:00 a.m. (EDT) on Monday, May 9, 2011, to consider and to vote on the following matters described in this notice and the accompanying Proxy Statement:

1)
To elect three directors to the Company’s Board of Directors two of whom shall have three-year terms and one of whom shall have a one year term and in each case until the directors’ successors are elected and qualified;

2)	To approve a Stand-Alone Stock Option Agreement that grants options to purchase Company stock to James P. McNiel, our Chief Executive Officer;

3)	To consider the following non-binding advisory proposal:

“Resolved, that the stockholders approve the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement.”;

4)	To conduct a non-binding advisory vote on whether a non-binding advisory vote on the compensation of the Company's named executive officers should be held every one, two or three years;

5)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011; and

6)	Any other matters that properly come before the meeting.

At the Annual Meeting, the Company intends to nominate Steven Fischer, Alan Kaufman and Eli Oxenhorn for election to the Board of Directors. Mr. Fischer, Mr. Kaufman and Mr. Oxenhorn are currently members of the Company’s Board of Directors. For more information concerning the nominees, please see the Proxy Statement.

The Board of Directors has fixed the close of business on March 18, 2011 as the record date for determination of stockholders entitled to vote at the Annual Meeting or any adjournment thereof, and only record holders of common stock at the close of business on that day will be entitled to vote. At the record date, 46,546,729 shares of common stock were outstanding.

To assure representation at the annual meeting, stockholders are urged to return a proxy as promptly as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope.  Any stockholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

If you plan to attend the Annual Meeting in person, we would appreciate your response by indicating so when returning the proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 9, 2011.  The proxy statement and the annual report to security holders are available at http://proxy.falconstor.com.

By Order of the Board of Directors,

/s/ Seth R. Horowitz

Seth R. Horowitz
Secretary

Melville, NY
April 4, 2011

FALCONSTOR SOFTWARE, INC.
2 Huntington Quadrangle
Melville, New York 11747
_________________

2011 PROXY STATEMENT

GENERAL INFORMATION

This proxy statement contains information related to the annual meeting of stockholders of FalconStor Software, Inc., to be held on Monday, May 9, 2011, beginning at 9:00 a.m. (EDT), at the Company’s headquarters at 2 Huntington Quadrangle, Suite 2S01, Melville, New York, and at any postponements or adjournments thereof.

ABOUT THE MEETING

What is the Purpose of the Annual Meeting

At the Company’s annual meeting, stockholders will hear an update on the Company’s operations, have a chance to meet some of its directors and executives and will act on the following matters:

1)
To elect three directors to the Company’s Board of Directors two of whom shall have three-year terms and one of whom shall have a one year term and in each case until the directors’ successors are elected and qualified;

2)	To approve a Stand-Alone Stock Option Agreement that grants options to purchase Company stock to James P. McNiel, our Chief Executive Officer;

3)	To consider the following non-binding advisory proposal:

“Resolved, that the stockholders approve the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement.”;

4)	To conduct a non-binding advisory vote on whether a non-binding advisory vote on the compensation of the Company's named executive officers should be held every one, two or three years;

5)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011; and

6)	Any other matters that properly come before the meeting.

Who May Vote; Date of Mailing

Stockholders of FalconStor Software, Inc., as recorded in our stock register on March 18, 2011 (the “Record Date”), may vote at the meeting. As of this date, we had 46,546,729 shares of common stock eligible to vote. We have only one class of voting shares. All shares in this class have equal voting rights of one vote per share. It is anticipated that this Proxy Statement will be mailed to stockholders on or about April 4, 2011.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or against the proposals or abstain from voting.

Proxies submitted will be voted by the individuals named on the proxy card in the manner you indicate. If you give us your proxy but do not specify how you want your shares voted, they will be voted in accordance with the Board of Directors recommendations, i.e., in favor of our director nominees, in favor of the grant of stock options to Jim McNiel, in favor of the non-binding advisory proposal relating to the compensation of our named executive officers, to conduct the non-binding advisory vote on the compensation of the Company’s named executive officers every three years, and in favor of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

You may receive more than one proxy or voting card depending on how you hold your shares. If you hold shares through someone else, such as a stockbroker, you may get materials from them asking how you want to vote. The latest proxy card we receive from you will determine how we will vote your shares.

Revoking a Proxy

There are three ways to revoke your proxy. First, you may submit a new proxy with a later date up until the existing proxy is voted.  Second, you may vote in person at the meeting. Last, you may notify our Chief Financial Officer in writing at 2 Huntington Quadrangle, Suite 2S01, Melville, New York 11747.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares that we own are not voted and do not count for this purpose.

Votes Needed

The director nominees receiving a majority of the votes cast during the meeting will be elected to fill the seats of our directors. With respect to the non-binding vote on the frequency of the stockholder advisory vote on executive compensation, the option receiving the most votes among the choices will be deemed to have received the non-binding approval of the stockholders.  For the other proposals to be approved, we require the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Votes that are withheld from voting on a proposal will be excluded entirely and will have no effect in determining the quorum or the majority of votes cast. Abstentions and broker non-votes count for quorum purposes only and not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular proposal. Brokers that do not receive instructions are not entitled to vote on the election of the directors, the approval of the Stand-Alone Stock Option Plan, or the advisory votes regarding executive compensation and the frequency of future votes on executive compensation. Brokers are entitled to vote on the ratification of the auditors.

Attending in Person

Only stockholders, their proxy holders, and our invited guests may attend the meeting. For security purposes, all persons attending the meeting must bring identification with photo. If you wish to attend the meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership to the meeting. For example, you could bring an account statement showing that you owned FalconStor Software, Inc., shares as of March 18, 2011 as acceptable proof of ownership.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning ownership of the Common Stock of FalconStor Software, Inc., outstanding at March 18, 2011, by (i) each person known by the Company to be the beneficial owner of more than five percent of its Common Stock, (ii) each director and nominee for director, (iii) each of the Named Executive Officers identified in the summary compensation table, and (iv) all directors, nominees for director and Named Executive Officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage of Class (2)
ReiJane Huai (3) 3 Carlisle Drive Old Brookville, NY 11545	9,558,660	20.5%

Barry Rubenstein (4) 68 Wheatley Road Brookville, NY 11545	2,672,038	5.7%

Marilyn Rubenstein (5) c/o Barry Rubenstein 68 Wheatley Road Brookville, NY 11545	2,672,038	5.7%

Eli Oxenhorn (6) 56 The Intervale Roslyn Estates, NY 11576	1,112,500	2.4%

Irwin Lieber (7) 80 Cuttermill Road Suite 311 Great Neck, NY 11021	1,894,517	4.1%

Steven R. Fischer (8)	161,500	*

Alan W. Kaufman (9)	116,500	*

Seth Horowitz (10)	203,000	*

James P. McNiel (11)	263,107	*

James Weber (12)	355,079	*

Bernard Wu (13)	475,904	1.0%
All Directors, Nominees for Director and Executive Officers as a Group (14) (9 persons)	7,254,145	15.2%

*Less than one percent

1.
A person is deemed to be the beneficial owner of voting securities over which the person has voting power or that can be acquired by such person within 60 days after the record date upon the exercise of options, warrants or convertible securities, or upon the lapse or the removal of all restrictions on shares of restricted stock. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from the date hereof) have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

2.	Based upon shares of common stock outstanding at the Record Date, March 18, 2011, of 46,546,729.

3.
Based upon information contained in Forms 4 filed by Mr. Huai and certain other information. Consists of (i) 9,517,660 shares of common stock held by Mr. Huai and (ii) 41,000 shares of common stock held by The 2002 ReiJane Huai Revocable Trust, of which Mr. Huai is a trustee. Mr. Huai disclaims beneficial ownership of the securities held by The 2002 ReiJane Huai Revocable Trust, except to the extent of his equity interest therein.

4.
Based upon information contained in a report on Schedule 13D, (the “Woodland 13D”), filed jointly by Barry Rubenstein, Marilyn Rubenstein, Brookwood Partners, L.P. (“Brookwood”), Seneca Ventures (“Seneca”), Woodland Partners (“Woodland Partners”), Woodland Venture Fund (“Woodland Fund”), and Woodland Services Corp. (“Woodland Services”) with the Securities and Exchange Commission (“SEC”), as well as certain other information.  Consists of (i) 706,000 shares of common stock held by Mr. Rubenstein, (ii) 187,900 shares of common stock held by Brookwood, (iii) 131,323 shares of common stock held by Seneca, (iv) 957,257 shares of common stock held by Woodland Partners, (v) 436,800 shares of common stock held by Woodland Venture, (vi) 100,000 shares of common stock held by the Barry Rubenstein Rollover IRA account, (vii) 35,000 shares of common stock held by the Barry Rubenstein IRA account, (viii) 100,000 shares of common stock held in a joint account by Barry Rubenstein and Marilyn Rubenstein, Mr. Rubenstein’s spouse, (ix) 16,500 shares of Common Stock held by Barry Rubenstein issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 18, 2011, and (x) 1,258 shares of common stock held by Marilyn Rubenstein. Mr. Rubenstein disclaims beneficial ownership of the securities held by Brookwood, Seneca, Woodland Partners, Woodland Fund, Woodland Services, and Mr. Rubenstein’s spouse, Marilyn Rubenstein, except to the extent of his respective equity interest therein.

5.
Based upon information contained in the Woodland 13D and certain other information.  Consists of (i) 1,258 shares of common stock held by Mrs. Rubenstein, (ii) 187,900 shares of common stock held by Brookwood, (iii) 131,323 shares of common stock held by Seneca, (iv) 957,257 shares of common stock held by Woodland Partners, (v) 436,800 shares of common stock held by Woodland Venture, (vi) 100,000 shares of common stock held in a joint account by Marilyn Rubenstein and Barry Rubenstein, Mrs. Rubenstein’s spouse, (vii) 100,000 shares of common stock held by the Barry Rubenstein Rollover IRA account, (viii) 35,000 shares of common stock held by the Barry Rubenstein IRA account, (ix) 706,000 shares of common stock held by Barry Rubenstein, and (x) 16,500 shares of Common Stock held by Barry Rubenstein issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 18, 2011. Mrs. Rubenstein disclaims beneficial ownership of the securities held by Brookwood, Seneca, Woodland Partners, Woodland Fund, Woodland Services, and Mrs. Rubenstein’s spouse, Barry Rubenstein, except to the extent of her respective equity interest therein.

6.
Based on information contained in Forms 3 filed by Mr. Oxenhorn and certain other information. Consists of (i) 1,006,000 shares of common stock held by Mr. Oxenhorn, (ii) 90,000 shares of Common Stock held by the Eli Oxenhorn Family Limited Partnership (the “EOFLP”), and (iii) 16,500 shares of Common Stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 18, 2011. Mr. Oxenhorn disclaims beneficial ownership of the securities held by the EOFLP, except to the extent of his respective equity interests therein.

7.
Based on information contained in Forms 3 filed by Mr. Lieber and certain other information. Consists of (i) 1,711,017 shares of common stock held by Mr. Lieber, (ii) 3,000 shares of common stock held in a joint account by Madeline Lieber and Irwin Lieber, Mr. Lieber’s spouse, (iii) 164,000 shares of common stock held by Buckland Focus Fund (“Buckland”) which Mr. Lieber is a General Partner, and (iv) 16,500 shares of Common Stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 18, 2011. Mr. Lieber disclaims beneficial ownership of the securities held by Buckland, except to the extent of his respective equity interests therein.

8.
Based on information contained in Forms 4 filed by Mr. Fischer and certain other information.  Consists of (i) 14,900 shares of common stock held by Mr. Fisher, (ii) 20,100 shares of restricted stock and (iii) 126,500 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 18, 2011.

9.
Based on information contained in Forms 4 filed by Mr. Kaufman and certain other information. Consists of (i) 14,900 shares of common stock held by Mr. Kaufman, (ii) 20,100 shares of restricted stock and (iii) 81,500 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 18, 2011.

10.
Based on information contained in Forms 4 filed by Mr. Horowitz and certain other information. Consists of (i) 63,000 shares of common stock held by Mr. Horowitz, (ii) 17,000 shares of restricted stock and (iii) 123,000 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 18, 2011.

11.
Based on information contained in Forms 4 filed by Mr. McNiel and certain other information. Consists of (i) 73,107 shares of common stock held by Mr. McNiel, (ii) 90,000 shares of restricted stock and (iii) 100,000 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 18, 2011.

12.
Based on information contained in Forms 4 filed by Mr. Weber and certain other information. Consists of (i) 122,539 shares of common stock held by Mr. Weber, (ii) 30,600 shares of restricted stock and (iii) 201,940 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 18, 2011.

13.
Based on information contained in Forms 4 filed by Mr. Wu and certain other information. Consists of (i) 215,420 shares of common stock held by Mr. Wu, (ii) 30,600 shares of restricted stock and (iii) 229,884 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 18, 2011.

14.
Consists of (i) 6,133,421 shares of common stock held by all directors, nominees for director and executive officers as a group, (ii) 208,400 shares of restricted stock, and (iii) 912,324 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 18, 2011

Section 16(a) Beneficial Ownership Reporting Compliance

A Form 4 for Mr. Weber regarding two transactions was filed late in 2010.  A Form 4 for Mr. Lieber regarding one transaction was filed late in 2010. A Form 4 for Mr. Lam regarding six transactions was filed in 2010.  Based solely upon a review of Forms 3, 4, and 5, and amendments thereto furnished to the Company during the fiscal year ended December 31, 2010, the Company is not aware of any other director, officer, or beneficial owner of more than 10 percent of any class of Company equities who failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act, during the fiscal year ended December 31, 2010.

BOARD OF DIRECTORS

Independence

In accordance with the Company’s Corporate Governance Guidelines, and the Nasdaq Stock Market corporate governance listing standards (the “Nasdaq Standards”), a majority of the Company’s directors must be independent as determined by the Board. In making its independence determinations for directors, the Board looks to the Nasdaq Standards.

Under the Nasdaq Standards, a director is independent if: the director is not employed, nor is the director a family member of anyone employed as an executive officer by the Company or any parent or subsidiary; the director is not, and does not have a family member who is, a partner of the Company’s outside auditor or a former partner or employee of the outside auditor who worked on the Company’s audit during the past three years; the director has not, and does not have a family member who has, accepted more than $120,000 during the current or past three fiscal years from the Company or any of its affiliates (other than compensation paid to a family member who is an employee of the Company (other than an Executive Officer of the Company)); the director is not, nor is any family member of the director, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services that exceed five percent of the recipient’s consolidated gross revenues or $200,000, whichever is more; and the director is not, and does not have any family member who is, an executive officer of another company where any of the Company’s executive officers serve on the other company’s compensation committee.

The Board of Directors currently consists of six directors, five of whom, Messrs. Fischer, Kaufman, Lieber, Oxenhorn and Rubenstein are independent. Mr. McNiel is a non-independent management director who does not sit on any of our Board committees.

From before January 1, 2010 through May 5, 2010, the Board of Directors consisted of nine directors. Lawrence Dolin, an independent director, declined to stand for re-election when his term expired on May 6, 2010. Stephen Bock and Patrick Carney, independent directors, resigned from the Board of Directors effective May 6, 2010.

On September 28, 2010, ReiJane Huai resigned from the Board of Directors at the same time that he resigned as President and Chief Executive Officer of the Company.  Following his resignation, the Board of Directors consisted of five directors, each of whom was independent.

James McNiel was elected a Director by the Board of Directors on January 11, 2011.

Board Leadership Structure

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company.

The positions of Chairman of the Board and Chief Executive Officer are split.  Jim McNiel serves as Chief Executive Officer and Eli Oxenhorn serves as Chairman of the Board of Directors.

Several factors ensure that we have a strong and independent Board. All directors, with the exception of Mr. McNiel are independent as defined under the Nasdaq’s listing standards, and all committees of our Board are composed entirely of independent directors. In addition, the Nominating and Corporate Governance Committee and our Board have assembled a Board comprised of talented and dedicated directors with a wide range of expertise and skills. The Board regularly meets in executive session without management present.

Diversity

The Nominating and Corporate Governance Committee’s evaluation of director nominees takes into account their ability to contribute to the diversity of, background, experience and point of views represented on the Board, and the committee will review its effectiveness in balancing these considerations when assessing the composition of the Board.

Role in Risk Management

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company's business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors' oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company's business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis. The Board has implemented a risk governance framework to:

1.	understand critical risks in the Company's business and strategy;

2.	allocate responsibilities for risk oversight among the full Board and its Committees;

3.	evaluate the Company's risk management processes and see they are functioning adequately;

4.	facilitate open communication between management and Directors; and

5.	foster an appropriate culture of integrity and risk awareness.

While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board. These include a Code of Business Conduct, regular training of salespeople on risks and appropriate conduct, and a comprehensive internal and external audit process. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management. The Board implements its risk oversight function both as a whole and through Committees. Much of the work is delegated to various Committees, which meet regularly and report back to the full Board. All Committees play significant roles in carrying out the risk oversight function. In particular:

•
The Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, accounting and legal matters, currency fluctuation and hedging, and investments. The Audit Committee oversees the internal audit function and the Company's ethics programs, including the Codes of Business Conduct. The Audit Committee members meet separately with the independent auditing firm.

•
The Compensation Committee evaluates the risks and rewards associated with the Company's compensation philosophy and programs. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

As a result of certain events involving the Company in 2010, the Audit Committee, the Compensation and the Board have instituted new controls in the areas of financial reporting, compensation, equity grants and expenses.

Meetings

The Board of Directors met on twenty one occasions during the fiscal year ended December 31, 2010. In addition to the meetings, the members of the Board of Directors sometimes take action by unanimous written consent in lieu of a meeting, which is permitted. All Directors attended at least 75% of the meetings of the Board of Directors during the times they were Directors.

Committees

The Board of Directors currently has three committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these committees has a charter. These charters are available on the Company’s website at:
http://www.falconstor.com/BoardCommittees .

Audit Committee

Until March 25, 2010, the Audit Committee consisted of Messrs. Bock, Dolin and Fischer (Chair). Since March 25, 2010, the Audit Committee has consisted of Messrs. Fischer (Chair), Lieber and Rubenstein. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the qualifications and independence of the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements, (3) the performance of the Company’s internal audit function and independent auditors, (4) the integrity of management and information systems and internal controls, and (5) the compliance by the Company with legal and regulatory requirements.

Each member of the Audit Committee is required to be “independent” as defined in the Nasdaq Standards and in Section 301of the Sarbanes-Oxley Act of 2002 (the “Act”) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has determined that each member of the Audit Committee is “independent” under these standards. In addition, the Board has determined that, as required by the Nasdaq Standards, each member of the Audit Committee was able to read and to understand financial statements at the time of his appointment to the Audit Committee.

The Board has further determined that Mr. Fischer meets the definition of “audit committee financial expert,” and therefore meets comparable Nasdaq Standard requirements, because he has an understanding of financial statements and generally accepted accounting principles (“GAAP”); has the ability to assess GAAP in connection with the accounting for estimates, accruals, and reserves; has experience in analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements; has an understanding of internal controls and procedures for financial reporting; and has an understanding of audit committee functions. Mr. Fischer acquired these attributes through education and experience consistent with the requirements of the Act.

The Audit Committee met six times during the fiscal year ended December 31, 2010. All members of the Audit Committee attended at least 75% of the meetings of the committee during the fiscal year ended December 31, 2010 during the times that they were members of the Committee.

The Company’s Board of Directors has adopted, and annually reviews, an Audit Committee Charter and Guidelines for Pre-Approval of Independent Auditor Services.

Compensation Committee

Until March 25, 2010, the Compensation Committee consisted of Messrs. Carney, Dolin (Chair) and Kaufman. Since March 25, 2010, the Compensation Committee has consisted of Messrs. Kaufman, Lieber and Oxenhorn (Chair). The Compensation Committee is appointed by the Board (i) to discharge the responsibilities of the Board relating to compensation of the Company's executives, (ii) to produce the annual report that is required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement, and (iii) to administer, and to approve awards under, the Company’s equity-based compensation plans for employees. Under the Compensation Committee Charter, all members of the Compensation Committee are required to be “independent” as defined in the Nasdaq Standards. The Board has determined that all of the current members of the Compensation Committee are “independent” under these standards.

The Compensation Committee met twelve times during the fiscal year ended December 31, 2010. All members of the Compensation Committee attended at least 75% of the meetings of the committee during the fiscal year ended December 31, 2010 during the times they were members of the Committee.

Nominating and Corporate Governance Committee

Until March 25, 2010, the Nominating and Corporate Governance Committee consisted of Messrs. Bock, Carney (Chair), Fischer and Kaufman. Since March 25, 2010, the Nominating and Corporate Governance Committee has consisted of Messrs. Kaufman (Chair), Oxenhorn and Rubenstein. The Nominating and Corporate Governance Committee is appointed by the Board: (i) to identify individuals qualified to become Board members, (ii) to recommend to the Board director candidates for each annual meeting of stockholders or as necessary to fill vacancies and newly created directorships and (iii) to perform a leadership role in shaping the Company's corporate governance policies, including developing and recommending to the Board a set of corporate governance principles. Under the Nominating and Corporate Governance Committee Charter, all members of the Nominating and Corporate Governance Committee are required to be “independent” as defined in the Nasdaq Standards. The Board has determined that all of the current members of the Nominating and Corporate Governance Committee are “independent” under these standards.

The Nominating and Corporate Governance Committee met one time during the fiscal year ended December 31, 2010. All members of the Nominating and Corporate Governance Committee attended at least 75% of the meetings of the committee during the fiscal year ended December 31, 2010 during the times they were members of the Committee.

Nominating Procedures and Director Qualifications

The Nominating and Corporate Governance Committee has adopted the following policies regarding nominations and director qualifications:

I.           Consideration of Nominees Recommended by Stockholders

The Committee recognizes that qualified candidates for nomination for Director can come from many different sources, including from the Company’s stockholders. The Committee will therefore consider any nominee who meets the minimum qualifications set forth below.

To propose a nominee, a stockholder must provide the following information:

1.	The stockholder’s name and, if different, the name of the holder of record of the shares.

2.	The stockholder’s address and telephone number.

3.	The name of the proposed nominee.

4.	The address and phone number of the proposed nominee.

5.	A listing of the proposed nominee’s qualifications.

6.	A statement by the stockholder revealing whether the proposed nominee has assented to the submission of her/his name by the stockholder.

7.	A statement from the stockholder describing any business or other relationship with the nominee.

8.	A statement from the stockholder stating why the stockholder believes the nominee would be a valuable addition to the Company’s Board of Directors.

The stockholder should submit the required information to:

Nominating and Corporate Governance Committee
c/o General Counsel
FalconStor Software, Inc.
2 Huntington Quadrangle
Suite 2S01
Melville, NY  11747

With a copy to:

Director Human Resources
FalconStor Software, Inc.
2 Huntington Quadrangle
Suite 2S01
Melville, NY  11747

If any information is missing, the proposed nominee will not be considered.

II.            Qualifications for Candidates

The Committee believes that the Company and its stockholders are best served by having directors from diverse backgrounds who can bring different skills to the Company. It is therefore not possible to create a rigid list of qualifications for Director candidates. However, absent unique circumstances, the Committee expects that each candidate should have the following minimum qualifications:

•
Substantial experience with technology companies. This experience may be the result of employment with a technology company or may be gained through other means, such as financial analysis of technology companies;

•	The highest level of personal and professional ethics, integrity and values;

•	An inquiring and independent mind;

•	Practical wisdom and mature judgment;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained;

•	Willingness to devote the required time to carrying out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board for several years to develop knowledge about the Company's business;

•	Willingness to represent the best interests of all stockholders and to objectively appraise management performance; and

•	Involvement only in activities or interests that do not conflict with the director's responsibilities to the Company and its stockholders.

At any time, the Committee may be looking for director candidates with certain qualifications or skills to replace departing directors or to complement the skills of existing directors and to add to the value of the Board of Directors.

III.           Identification and Evaluation of Candidates

Candidates for director may come from many different sources including, among others, recommendations from current directors, recommendations from management, third-party search organizations, and stockholders.

In each instance, the Committee will perform a thorough examination of the candidate. An initial screening will be performed to ensure that the candidate meets the minimum qualifications set forth above and has skills that would enhance the Board of Directors. Following the initial screening, if the candidate is still viewed as a potential nominee, the Committee will perform additional evaluations including, among other things, some or all of the following: Detailed resume review; personal interviews; interviews with employer(s); and interviews with peer(s).

All candidates will be reviewed to determine whether they meet the independence standards of the Nasdaq Standards. Failure to meet the independence standards may be a disqualifying factor based on the Board of Director’s composition at the time. Even if failure to meet the independence standards is not by itself disqualifying, it will be taken into account by the Committee in determining whether the candidate would make a valuable contribution to the Board of Directors.

Contacting the Board of Directors

Stockholders and others may contact FalconStor’s Board of Directors by sending a letter to:

Board of Directors
FalconStor Software, Inc.
2 Huntington Quadrangle, Suite 2S01
Melville, NY  11747

or by clicking on the “Contact FalconStor’s Board of Directors” link on the FalconStor Corporate Governance home page at: http://www.falconstor.com/ContactBoard.

Communications directed to the Board of Directors are screened by the Company’s Legal and/or Investor Relations departments. Routine requests for Company information are handled by the appropriate Company department. Other communications are reviewed to determine if forwarding to the Board of Directors is necessary or appropriate. The Board of Directors receives a quarterly summary of all communications that are not forwarded to the Board’s attention. All communications are kept on file for one year for any Director who wishes to view them.

Attendance at Annual Meetings

The Company’s policy is that, except for unusual circumstances, all board members should attend the Company’s Annual Meetings of Stockholders. All board members who were directors on May 6, 2010, other than those who resigned effective that date or who chose not to stand for re-election, attended the Company’s 2010 Annual Meeting of Stockholders.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s bylaws authorize the Board of Directors to fix the number of directors and provide that the directors shall be divided into three classes, with the classes of directors serving for staggered, three-year terms.

From January, 2005 to November 2009, the number of directors was six.  In November, 2009, the Board of Directors voted to increase the number of directors to nine and elected three additional directors.

In March, 2010, Mr. Dolin informed the Board of Directors that he would not be standing for re-election and Messrs. Bock and Carney informed the Board of Directors that they would be resigning from the Board effective May 6, 2010.  The Board of Directors decided not to fill the spots and to reduce the number of members of the Board of Directors to six effective May 6, 2010. The Board of Directors believed that the smaller number of directors will work more efficiently with Company management.

On September 28, 2010, ReiJane resigned from the Board of Directors at the same time that he resigned as President and Chief Executive Officer of the Company.

On January 11, 2011, Mr. McNiel was elected a Director by the Board of Directors to fill the vacancy created by Mr. Huai’s resignation.

Nominees

Steven Fischer, Alan Kaufman and Eli Oxenhorn were nominated by the Company’s Nominating and Corporate Governance Committee as the Board of Directors’ nominees for director. Mr. Fischer, Mr. Kaufman and Mr. Oxenhorn are currently directors of the Company. Mr. Fischer and Mr. Oxenhorn would each be elected for a full three-year term. Mr. Kaufman would be elected for a one-year term in order to even out an imbalance in the Director classes created by the resignations of Mr. Bock and Mr. Carney.  It is proposed that Mr. Fischer and Mr. Oxenhorn be elected to serve until the Annual Meeting of Stockholders to be held in 2014 and until their successors are elected and shall have qualified, and that Mr. Kaufman be elected to serve until the Annual Meeting of Stockholders to be held in 2012 and until his successor is elected and shall have qualified.

Unless authority is specifically withheld, proxies will be voted for the election of Mr. Fischer and Mr. Oxenhorn to serve as a director of the Company for a term which will expire at the Company’s 2014 Annual Meeting of Stockholders and until a successor is elected and qualified, and for Mr. Kaufman to serve as a director of the Company for a term which will expire at the Company’s 2012 Annual Meeting of Stockholders and until a successor is elected and qualified. If any one or more of such nominees should for any reason become unavailable for election, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

Name	Position	Age	Director Since
Steven Fischer	Director Nominee	65	2001
Alan Kaufman	Director Nominee	72	2005
Eli Oxenhorn	Director Nominee	64	2009

Steven R. Fischer is a private investor. He was President of Capital One Leverage Finance Corp. and its predecessor entity from July 2004 through July 2008. From February 2004 until July 2004, he was a consultant to financial institutions. From 1992 to February 2004, he held multiple executive management and financial positions, including most recently President, with Transamerica Business Capital Corporation, a member of the Transamerica Finance Corporation family of companies, specializing in secured lending for mergers, acquisitions and restructurings. From 1981 to 1992, he served as Vice President and Regional Manager of Citibank, N.A. Since 1995, he has served as a director of ScanSource, Inc., a value-added distributor of POS and bar code products. Beginning in 2001 he served on the board of advisors of Keltic Financial LLC., a privately held finance company that funds middle market companies. He holds a B.S. in Economics and Accounting from Queens College and an M.B.A. from Baruch College. Mr. Fischer has been a director of the Company since August 2001, and his term as a director of the Company expires in 2011.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Fischer should serve as a director: his professional background and experience; his previously held senior-executive level positions; his service on other public and private company boards, FalconStor board experience, board attendance and participation; and his extensive experience in public company finance and analysis.

 Alan W. Kaufman has been a director of Appfluent Technologies since October 2002. He was a director of NetIQ Corporation from August 1997 until its merger with Attachment Corporation in August 2006. Mr. Kaufman served as a director of QueryObject Systems Corp. from October 1997 to March 2002. He also served as QueryObject Systems’ Chairman of the Board from May 1998 to October 1999, and as President and Chief Executive Officer from October 1997 to December 1998, when he retired. From December 1996 to October 1997, Mr. Kaufman was an independent consultant. From April 1986 to December 1996, Mr. Kaufman held various positions at Cheyenne Software, most recently as Executive Vice President of Worldwide Sales. Mr. Kaufman was the founding president of the New York Software Industry Association. He is on the Advisory Board of the CUNY (City University of New York) Institute for Software Design and Development. Mr. Kaufman holds a B.S. in electrical engineering from Tufts University. Mr. Kaufman has been a director of the Company since May 2005, and his term as a director expires in 2011.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Kaufman should serve as a director: his professional background and experience, current and previously held senior-executive level positions; his service on other public and private company boards; FalconStor board experience, board attendance and participation; and his extensive experience in technology and sales and marketing.

Eli Oxenhorn is a private investor in emerging-growth technology companies and has served as an adviser to Wheatley Partners. From 1984 to 1994, Mr. Oxenhorn served as Chairman and CEO of Cheyenne Software, Inc., which he built into a billion-dollar industry leader in providing backup and archiving solutions for networked computers. Mr. Oxenhorn has also held several senior management positions at Gates/FA, including Chairman of the Board from 1987 to 1989. From 1974 to 1983, Mr. Oxenhorn held various senior technology positions at Warner Communications. Mr. Oxenhorn is a director of CertPoint Systems, Inc. Mr. Oxenhorn has been Director of the Company since November, 2009, and his term as a Director of the Company expires in 2011.  Mr. Oxenhorn has been Chairman of the Board of the Company since September 2010.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Oxenhorn should serve as a director: his professional background and experience; his current and previously held senior-executive level positions; his service on other public and private company boards; and his extensive experience in technology, software, storage and related industries.

Continuing Directors

The names of the directors, whose terms expire at the 2012 and 2013 Annual Meetings of Stockholders of the Company, who are currently serving their terms, are set forth below:

Name	Position	Age	Director Since
Irwin Lieber	Director	71	2009
James P. McNiel	Director	48	2011
Barry Rubenstein	Director	67	2009

Irwin Lieber is a general partner and co-founder of Wheatley Partners and Chairman of GeoCapital LLC. Mr. Lieber formed GeoCapital, an investment management company focused on small capitalization companies in a variety of industries, including technology, in 1979. Mr. Lieber was also a founding General Partner of GeoCapital Ventures, a fund investing in information services and software companies. He currently serves, or previously has served, on the Boards of Merlot Communications, Softlink, Evoke Software, WHITTMANHART, Cheyenne Software, Seniors 4 Living, Inc., Tried Systems, Inc., and Blackbook, Inc. Mr. Lieber is a Chartered Financial Analyst and holds a M.S. in Electrical Engineering from Syracuse University. Mr. Lieber was a director of a predecessor of the Company from 2000 through August 2001. Mr. Lieber has been a Director of the Company since November, 2009, and his term as a Director of the Company expires in 2012.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Lieber should serve as a director: his professional background and experience; his service on other public and private company boards; and expertise in public company finance and analysis.

James P. McNiel has been President and Chief Executive Officer of FalconStor Software, Inc, since January 11, 20111. From September 28, 2010 to January 11, 2011, Mr. McNiel was Interim President and Interim Chief Executive Officer of the Company.  From December 2009 to September, 2010, Mr. McNiel was a Vice President and Chief Strategy Officer of the Company. From 2006 to 2010, Mr. McNiel was President and Chief Executive Officer of Fifth Generation Systems, Inc., a social media software company.  From 1997 to 2006, Mr. McNiel was a General Partner of Pequot Ventures where he managed successful investments in Netegrity, NetGear, OutlookSoft, and other technology companies. Mr. McNiel is a director of Interfusio, Ltd.  Mr. McNiel is a graduate of the Wharton School Advanced Management Program and obtained a Certificate of Finance for Technology Executives from the Sloan School of Management.  Mr. McNiel has been a Director of the Company since January 11, 2011 and his term as a Director of the Company expires in 2013.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. McNiel should serve as a director:  his leadership role at the Company; his performance at the Company; his history with software and other technology companies; and his service on other company and not-for-profit boards.

Barry Rubenstein is a General Partner of Wheatley Partners. Mr. Rubenstein has been investing in technology companies since 1976 and was a founder or founding consultant to several, including Applied Digital Data Systems, Inc., Safeguard Scientifics, Inc., Novell, Inc., and Cheyenne Software, Inc., where he served as chairman and CEO. Mr. Rubenstein is serving or has served on the boards of USWeb, Picazo Communications, CosmoCom, FatWire, CertPoint Systems, Inc., Seniors 4 Living, Inc., and other technology companies. He holds a Master's in Electrical Engineering and Computer Sciences from New York University. Mr. Rubenstein was a director of a predecessor of the Company from February 2000 through August 2001, Chairman of the predecessor from July 2000, through August, 2000, and President of the predecessor from February 2000 through July 2000. Mr. Rubenstein has been a Director of the Company since November, 2009 and his term as a Director of the Company expires in 2013.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Rubenstein should serve as a director: his professional background and experience; his current and previously held senior-executive level positions; his service on other public and private company boards; and his extensive experience in technology, software, storage and related industries.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES.

Directors who are also employees receive no compensation for serving on the Company’s Board of Directors. Non-employee directors are reimbursed for all travel and other expenses incurred in connection with attending Board and Committee meetings.

For 2010, the cash fee for outside directors was set at a base amount of $26,500 per director. The chairperson of the Audit Committee received an additional $10,000 per annum and the chairperson of any other Board committee received an additional $5,000 per annum. In addition, outside directors received $3,000 per annum for each committee on which they serve in a capacity other than chairperson. Cash director fees were paid quarterly in arrears. Because all directors are expected, absent unusual circumstances, to attend all meetings of the Board and all meetings of the committees on which they serve, outside directors typically do not receive any payment based on attendance at meetings. If circumstances require an unusually large number of meetings, the Company may compensate outside directors with additional cash in recognition of the increased time devoted to Company matters.

In May 2010, the Company’s stockholders approved the FalconStor Software, Inc., 2010 Outside Directors Equity Compensation Plan (the “2010 Plan”).  The 2010 Plan gives the Company the ability to grant options to purchase Company common stock or restricted shares of Company common stock to non-employee directors.  400,000 shares were reserved under the plan.  The plan expires in 2013.  On May 6, 2010, Messrs. Fischer and Kaufman were each awarded options to purchase 10,000 shares of Company common stock under the plan.

The table below sets forth the compensation received by our non-employee directors for the year 2010.

	Fees Earned or Paid in Cash	Stock Awards
Name	(3)	(4)	Total

Steven R. Fischer	$37,544	$29,200	$66,744

Alan W. Kaufman	$33,804	$29,200	$63,004

Irwin Lieber	$30,412	$-	$30,412

Eli Oxenhorn	$31,716	$-	$31,716

Barry Rubenstein	$30,412	$-	$30,412

Steven L. Bock (1)	$11,309	$-	$11,309

Patrick B. Carney (1)	$12,005	$-	$12,005

Lawrence S. Dolin (2)	$12,005	$-	$12,005

(1)	Messrs. Bock and Carney resigned as Directors effective May 6, 2010.

(2)	Mr. Dolin’s term as a Director expired on May 6, 2010, and he declined to stand for reelection.

(3)	Fees were earned in 2010 and paid in both 2010 and 2011.

(4)
The Company granted 10,000 shares of restricted stock to each non-employee director on May 6, 2010 at a grant date fair value of $2.92 per share, that vest over three-years at 33%, 33% and 34%, respectively. The dollar amounts in the table represent the total grant date fair value of the award in accordance with the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) on stock compensation.

MANAGEMENT

Executive Officers of the Company

The following table contains the names, positions and ages of the executive officers of the Company who are not directors.

Name	Position	Age
Seth Horowitz	Vice President, General Counsel and Secretary	47
James Weber	Vice President, Chief Financial Officer, Interim Chief Operating Officer and Treasurer	40
Bernard Wu	Vice President, Business Development	53

Seth Horowitz has served as Vice President, General Counsel and Secretary of the Company since January 2003. From March 2002 through December 2002, Mr. Horowitz served as Corporate Counsel to the Company. Before joining the Company, Mr. Horowitz held positions with NewView Technologies, Inc., Reliance Group Holdings, Inc., and Fried, Frank, Harris, Shriver & Jacobson. Mr. Horowitz also served as a clerk to The Honorable Milton Pollack.  Mr. Horowitz received his J.D. from Columbia Law School and he received his A.B. from Harvard College.

James Weber has served as Chief Financial Officer, Treasurer and a Vice President since February 2004 and as Interim Chief Operating Officer since September 2010. Mr. Weber has over 10 years of financial, accounting and management experience. Prior to becoming Chief Financial Officer, Mr. Weber served as worldwide Corporate Controller of the Company and its predecessor entity since April 2001. From 1998 through 2001, Mr. Weber served as Corporate Controller for theglobe.com, an Internet community. Before joining theglobe.com, Mr. Weber had been an audit manager with KPMG and had several years of public accounting experience. Mr. Weber is a Certified Public Accountant in the State of New York and received his Bachelor of Science degree in accounting from Fordham University.

Bernard Wu has served as Vice President of Business Development of the Company and its predecessor entity since November 2000. From 1998 to October 2000, Mr. Wu was Senior Vice President of sales and marketing for the Internet Outsourcing Division of Trend Micro, a leading Internet security software company. Mr. Wu had worldwide responsibility for defining, launching, and managing OEM, service, and alliance partnerships with ISPs, ASPs, telecommunication carriers, and other software companies for the purpose of offering network-based security services. Prior to that, Mr. Wu had 15 years’ experience in various executive and managerial positions at companies such as Intel, Seagate, Conner Peripherals, and Computer Associates/Cheyenne in areas including product development, marketing, and OEM/channel sales of RAID, optical, and tape-based storage management software and subsystems. In 1996 he co-authored a patent in the area of SCSI enclosure management services which has been widely adopted in the industry. Mr. Wu has a BS/MS in engineering from the University of California at Berkeley and an MBA from University of California at Los Angeles Anderson School of Management.

Code of Ethics

In May, 2004, the Company adopted a Code of Ethics that applies to the Company’s principal executive, financial and accounting officers.  The Code of Ethics is available at: http://www.falconstor.com/CodeOfEthics.

EXECUTIVE COMPENSATION

A.  COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the compensation programs for our Chief Executive Officer, our Chief Financial Officer, and our other Executive Officers (each a “Named Executive Officer” or “NEO”).

Roles and Responsibilities

Our Compensation Committee is responsible for, among other things, the establishment and review of compensation policies and programs for our Named Executive Officers and ensuring that these NEOs are compensated in a manner consistent with the objectives and principals set forth below.

The Compensation Committee makes all compensation decisions for our Named Executive Officers. The Committee is responsible for negotiating the terms of an employment agreement with our Chief Executive Officer and for annually evaluating his performance. Our Chief Executive Officer annually reviews the performance of each of the other NEOs and presents to the Compensation Committee his recommendations, including salary adjustments and incentive compensation. The Compensation Committee may exercise its discretion in modifying any recommended salary adjustments or awards to these executives. The Committee also considers benchmark competitive compensation market data, the compensation of other Company executives, and the Named Executive Officers’ levels of responsibility, prior experience, breadth of knowledge and job performance when making compensation decisions for all of our Named Executive Officers.

The role of Company management is to provide reviews and recommendations for the Compensation Committee’s consideration and to manage operational aspects of the Company’s compensation programs, policies, and governance. Direct responsibilities include, but are not limited to, (i) providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the Company’s objectives, (ii) recommending changes, if necessary, to ensure achievement of all program objectives and (iii) recommending equity awards for officers and employees. Management also prepares tally sheets which set out all components of total compensation for our Named Executive Officers, including salary, incentive compensation and outstanding equity awards. The results of any reviews, and the recommendations, are provided to the compensation committee in written form. The Company’s Chief Financial Officer, in conjunction with the CEO, typically discusses the information with the compensation committee.  The Compensation Committee, from time to time, gets advice from the Company’s General Counsel on legal, compliance and regulatory issues related to the compensation of the NEOs.

Compensation Objectives

For all Named Executive Officers, compensation is intended to be performance-based. Our Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis to create value for shareholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for our Named Executive Officers, the following are the Compensation Committee's objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure officers’ compensation is aligned with our corporate strategies and business objectives, and the long-term interests of our stockholders; and

•
Enhance the officers' incentive to maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation for management in the form of direct ownership in us through stock options and grants of restricted stock.

To achieve these objectives, our overall compensation program aims to pay our Named Executive Officers competitively, consistent with our success and their contribution to that success. To accomplish this we rely on programs that provide compensation in the form of both cash and equity. Although our Compensation Committee has not adopted any formal guidelines for allocating total compensation between cash and equity, the Compensation Committee considers the balance between providing short-term incentives and long-term parallel investment with stockholders to align the interests of management with stockholders.

Consultants and Benchmarking

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, although the Compensation Committee may elect to retain such a consultant in the future if it determines that so doing would be helpful in developing, implementing or maintaining compensation plans.

The Compensation Committee conducts an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our Named Executive Officers. In addition, the Compensation Committee takes into account input from other independent members of our board of directors.  The Compensation Committee reviews and considers tally sheets provided by Company management in order to make sure that it receives the full picture of the NEOs compensation. The Compensation Committee uses the tally sheets to have a picture of both annual cash compensation and equity compensation.  Using this information, the Compensation Committee determines whether a particular executive’s compensation is appropriate given the executive’s role, experience and performance.

From time to time, the Compensation also considers, to the extent available, publicly available data relating to the compensation practices and policies of other companies within and outside our industry. The Compensation Committee compares our executive compensation against the compensation paid by these peer companies. While such comparisons may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is another tool that can be used as part of our compensation-related decision-making process. In 2010, the Compensation Committee used some comparative data from CommVault Systems, Inc., Compellent Technologies, Inc., Double-Take Software, Inc., and Isilon Systems, LLC, technology companies that are competitors and/or located in the same geographic region as the Company and/or with similar sales and market capitalization to the Company.

Although generally we believe that executive base salaries should be targeted taking into consideration the median of the range of salaries for executives in similar positions at comparable companies, we recognize that, to attract, retain and motivate key individuals, such as the Named Executive Officers, the Compensation Committee may determine that it is in our best interests to negotiate total compensation packages with our Named Executive Officers that may deviate from the general principle of targeting total compensation at the median level for the peer group. Actual pay for each Named Executive Officer is determined around this structure, driven by the performance of the Named Executive Officer over time, as well as our annual performance.

Elements of Compensation

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by the benchmark companies. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Mr. Huai’s base salary was determined by the terms of his employment agreement, as more fully described under the heading “Narrative Discussion to Summary Compensation Table,” below. Mr. McNiel’s base salary for 2010 was based on the terms set forth in an offer letter and his future compensation will be based on the terms of his employment agreement as more fully described under the heading “Narrative Discussion to Summary Compensation Table,” below.  Base salaries for NEOs, other than the CEO, whose base salary is contractual, may be adjusted for performance-based compensation if the ratio between base and performance-based compensation changes significantly. For example, if the value of long-term performance-based incentive grants was to substantially decline due to market conditions, the Compensation Committee might consider increasing base salary in order to retain the NEOs. No adjustments to the base salaries for the NEOs were made in 2010.

Performance-Based Compensation

We structure our annual incentive program to reward executive officers based on our performance and the individual executive's contribution to that performance. This allows executive officers to receive such compensation based on the results that they helped us to achieve in the previous year.

From time to time, we will consider the payment of discretionary bonuses to our executive officers on an annual basis after the close of each fiscal year. Bonuses will be determined based, first, upon the level of achievement of our strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of personal goals includes the actual performance of the department of the Company for which the executive officer has responsibility as compared to the planned performance, other individual contributions, the ability to manage and motivate employees and the achievement of assigned projects. In determining whether to grant discretionary bonuses, FalconStor’s compensation committee looks at the following corporate goals: Revenues, earnings, market share, product development, industry product recognition (awards), the continuation, extension and/or entry into strategic alliances with partners, and employee morale. For individual NEOs, the personal goals have included the following: Mr. Horowitz: Management of the Company’s legal function. Mr. Weber: Management of the Company’s finances and internal controls; investment results; investor relations management and satisfaction; and analysis of strategic opportunities. Mr. Wu: The continuation, extension and/or entry into strategic alliances; strategic partner satisfaction with FalconStor products and their relationship with FalconStor; identification of new opportunities. The personal goals may be changed and/or adjusted depending on responsibilities assumed by or transferred from each NEO during any year.  Despite achievement of personal goals, bonuses might not be given based upon our performance. No discretionary cash bonuses have been paid to the NEOs for performance in 2010.

Discretionary Long-Term Equity Incentive Awards

The Compensation Committee is responsible for determining the individuals who will be granted options and/or restricted shares, the number of options and/or restricted shares each individual will receive, and the terms of the options or restricted shares, including the exercise period of each option, and the vesting period of each option and/or restricted share. The number of stock options and/or restricted shares granted to each executive officer is determined by the Compensation Committee based upon several factors, including the executive officer's salary grade, performance and the value of the stock options and/or restricted shares at the time of grant. We grant options at the fair market value of the underlying stock on the date of grant.  Discretionary long-term incentive awards granted to the Named Executive Officers are discussed under the heading “Narrative Discussion to Summary Compensation Table," below.

Medical Insurance

 We provide to each executive officer and to the executive officer's spouse and children, such medical and dental insurance as we may from time to time make available to our other full-time employees. All officers and full-time employees, regardless of position, receive medical and dental insurance on the same terms.

Life and Disability Insurance

We provide both life insurance and long-term disability insurance. We provide each executive officer such disability and/or life insurance as we in our sole discretion may from time to time make available to our other full-time employees. All officers and full-time employees, regardless of position, receive the life and long-term disability insurance on the same terms.

Employment Agreements

We have an employment agreement with our Chief Executive Officer. We do not have employment agreements with any other Named Executive Officers.

The employment agreement with Mr. McNiel is used by the Company to establish key elements of the agreement between the Company and Mr. McNiel, including the proposed minimum period of employment and the fundamental elements of compensation. The agreement also facilitates the creation of covenants, such as those regarding competition during after the employment period or limitations on the reasons for which Mr. McNiel may be terminated, that would not otherwise be part of the employment relationship. The terms of the agreement with Mr. McNiel are set out below in the section “Summary Compensation Table.”

Severance and Change in Control Agreements

The Named Executive Officers are each participants in the 2005 Key Executive Severance Protection Plan (the “2005 Plan”). The terms of the 2005 Plan that provide the terms of our severance and change in control agreements are set out below in the section “Potential Payments Upon Severance or Change in Control.”

We created the 2005 Key Executive Severance Protection Plan because we wanted to insure the continuity of management if there was an actual or potential change in control event. The 2005 Plan provides peace of mind for the Named Executive Officers that their livelihoods will not be affected by the actual or potential change in control. This means that they will not be distracted by concerns for their own benefit during such an event. In addition, the 2005 Plan helps to attract and to retain the Name Executive Officers.

Mr. McNiel’s employment agreement with the Company also contains certain severance provisions.  These provisions are discussed below in the section “Potential Payments Upon Severance or Change in Control.”

Risk Assessment of the Company’s Compensation Policies

The Compensation Committee reviews the compensation and benefit plans generally for all employees in addition to its review for the NEOs. The Compensation Committee has determined that because of the mix of long term and short terms incentives in the Company’s compensation and benefit plans, it is not reasonably likely that the Company’s compensation and benefit plans would have a material adverse effect on the Company.

2011 Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of the Company’s 2011 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2011 Proxy Statement.

Compensation Committee:
Alan W. Kaufman
Irwin Lieber
Eli Oxenhorn (Chair)

B.  Summary Compensation Table

			Bonus	Stock Awards	Option Awards
Name	Year	Salary	(5)	(6), (7), (8)	(9)	Total

James P. McNiel	2010	$200,000	$-	$211,324	$-	$411,324
President and Chief Executive Officer (Principal Executive Officer) (1)

James Weber	2010	$250,000	$-	$-	$-	$250,000
Vice President, Chief Financial	2009	$250,000	$-	$202,500	$176,000	$628,500
Officer and Interim Chief Operating Officer	2008	$250,000	$75,000	$398,250	$-	$723,250
(Principal Financial Officer)

Bernard Wu	2010	$250,000	$-	$-	$-	$250,000
Vice President -	2009	$250,000	$-	$202,500	$176,000	$628,500
Busness Development	2008	$250,000	$75,000	$398,250	$-	$723,250

Seth Horowitz	2010	$250,000	$-	$-	$-	$250,000
Vice President -
General Counsel and Secretary (2)

ReiJane Huai	2010	$281,325	$-	$-	$-	$281,325
Former Chairman, President and	2009	$341,000	$-	$-	$-	$341,000
Chief Executive Officer (3)	2008	$310,000	$-	$-	$-	$310,000

Wayne Lam	2010	$250,000	$-	$-	$-	$250,000
Vice President (4)	2009	$250,000	$-	$202,500	$176,000	$628,500
	2008	$250,000	$75,000	$398,250	$-	$723,250

(1)
Mr. McNiel was named Interim President and Interim Chief Executive Officer on September 28, 2010, and President and Chief Executive Officer on January 11, 2011.  The amounts set forth in the table reflect Mr. McNiel’s compensation in 2010 when he was Vice President and Chief Strategy Officer, and Interim President and Interim Chief Executive Officer of the Company.

(2)	Mr. Horowitz was named an Executive Officer of the Company on December 20, 2010.

(3)
Mr. Huai resigned as President and Chief Executive Officer of the Company on September 28, 2010.  The amounts set forth in the table for 2010 reflect Mr. Huai’s compensation up until the date of his resignation.

(4)	Mr. Lam ceased to be an Executive Officer of the Company on December 20, 2010, but continued to be compensated at the same level for the balance of 2010.

(5)	On March 9, 2009, the Compensation Committee awarded cash bonuses of $75,000 each to Messrs Weber, Lam and Wu to reward performance during 2008.

(6)
The Company granted 13,661, 16,178, 16,587, and 17,483 restricted stock awards on March 2, 2010, July 2, 2010, September 2, 2010 and December 20, 2010, respectively, to Mr. McNiel. The dollar amounts in the table represent the total grant date fair value of the awards in accordance with the authoritative guidance issued by the FASB on stock compensation. Each of the awards were granted In accordance with Mr. McNiel’s original employment arrangement and were immediately vested upon grant. Please refer to footnote 8 of the Company’s 2010 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(7)
The Company granted 90,000, and 45,000 restricted stock awards on March 9, 2009 and February 20, 2008, respectively, to each of Messrs. Weber, Lam, and Wu. The dollar amounts in the table represent the total grant date fair value of the awards in accordance with the authoritative guidance issued by the FASB on stock compensation. The March 9, 2009 award was granted on a discretionary basis and is subject to a three-year vesting period. The February 20, 2008 award was a performance based awards subject to certain financial targets for the 2008 fiscal year. Additionally, these awards were subject to a three-year vesting period upon successfully achieving certain performance targets. Please refer to footnote 8 of the Company’s 2010 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(8)
The Company granted 45,000 restricted stock awards February 20, 2008 to each of Messrs. Weber, Lam, and Wu based upon the Company achieving certain financial performance targets for the fiscal 2008 year. The Company did not achieve these financial performance targets for its fiscal 2008 year, and the awards were subsequently cancelled as of December 31, 2008. Please refer to footnote 8 of the Company’s 2010 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(9)
The Company granted 160,000 stock options on March 9, 2009 to each of Messrs. Weber, Lam, and Wu. The dollar amounts in the table represent the total grant date fair value of the awards in accordance with the authoritative guidance issued by the FASB on stock compensation. The awards were granted on a discretionary basis and are subject to a three-year vesting period. Please refer to footnote 8 of the Company’s 2010 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

Narrative Discussion to Summary Compensation Table

Jim McNiel

In 2010, Mr. McNiel was employed pursuant to an arrangement that paid him a base salary of $200,000 per annum, plus the issuance to Mr. McNiel of $50,000 of the Company’s common stock per quarter, which shares were deemed vested as of the date they are issued.  While Mr. McNiel was considered to be an at will employee, the terms of this arrangement were set forth in an offer letter from the Company to Mr. McNiel.  The offer letter further provided that the Company would recommend to the Company’s Compensation Committee that Mr. McNiel be granted options to purchase shares of the Company’s common stock.  The offer letter also provided that if Mr. McNiel’s employment was terminated without cause, the vesting of the options granted to him would accelerate based on how long he was employed by the Company at the time of termination.

On January 11, 2011, Mr. McNiel and the Company entered into an agreement for his employ (the “2011 Employment Agreement”).  Pursuant to the 2011 Employment Agreement, Mr. McNiel is to receive a base salary of $400,000 per annum.  Under the 2011 Employment Agreement, Mr. McNiel is also entitled to participate in all benefit programs generally available to Company employees.

The 2011 Employment Agreement further provides that Mr. McNiel would receive an option to purchase 300,000 shares of the Company’s common stock, pursuant to the FalconStor Software Inc. 2006 Incentive Stock Plan (the “2006 Plan”), and (B) an option to purchase 1,220,000 shares of the Company’s common stock, pursuant to a Stand-Alone Stock Option Agreement, subject to stockholder approval of the Option Agreement (collectively, the “Stock Options”).  The Stock Options will have an exercise price per share equal to the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant.  The Stock Options will vest and become exercisable in accordance with the following schedule: thirty three percent (33%) on the first anniversary of the date of this Agreement; thirty three percent (33%) on the second anniversary of the date of this Agreement; and thirty-four percent (34%) on January 1 of the third year following the date of this Agreement; provided, however, with respect to the options granted pursuant to the Option Agreement, if stockholder approval of the Option Agreement is not obtained on or prior to January 11, 2012, the Option Agreement and the grant made thereunder will be deemed void ab initio.

The 2011 Employment Agreement further provides that in the event stockholder approval of the Option Agreement is not obtained on or prior to January 11, 2012, the Company shall grant to Mr. McNiel, at the first meeting of the Compensation Committee following that date, such number of restricted shares of the Company’s common stock (the “Replacement Shares”) having a value equivalent to that of the option to purchase 1,220,000 shares granted pursuant to the Option Agreement as of the date of the original option grant, as reasonably determined by the Compensation Committee.

The 2011 Employment Agreement further provides that the Company would grant Employee 90,000 restricted shares of the Company’s common stock (the “Restricted Shares”), pursuant to the 2006 Plan.  These Restricted Shares were granted on January 11, 2011.  The Restricted Shares will vest and the restrictions thereon will lapse as follows: fifty percent (50%) on the first anniversary of the date of this Agreement; and fifty percent (50%) on the second anniversary of the date of this Agreement.

The 2011 Employment Agreement further provides that, in light of the Company’s location and a disability that prevents Mr. McNiel from driving a car, the Company will provide transportation  so that Mr. McNiel may commute to and from the Company’s offices and to travel to other locations where business is being conducted.  In lieu of providing the transportation, on prior notice to Mr. McNiel, the Company may elect to reimburse Mr. McNiel for up to $35,000 of expenses incurred by him annually commuting to the Company’s offices and traveling to other locations where business is being conducted.

ReiJane Huai

On December 31, 2007, the Company and Mr. Huai entered into an employment agreement for the period January 1, 2008 through December 31, 2010 (the “2008 Employment Agreement”). Mr. Huai’s base salaries for the term of the 2008 Employment Agreement were as follows:

Calendar Year	Salary
2008	$310,000
2009	$341,000
2010	$375,100

Under the 2008 Employment Agreement, Mr. Huai was also eligible to receive annual bonuses if the Company’s net operating income exceeds the net operating income for the previous year.

For the year ended December 31, 2009, the Company’s net operating income did not exceed net operating income for the year ended December 31, 2008, so Mr. Huai did not receive a bonus for the year 2009.

Under the 2008 Employment Agreement, Mr. Huai was also entitled to participate in all benefit programs generally available to Company employees. The 2008 Employment Agreement also allowed Mr. Huai to continue to participate in the Company’s medical insurance program after his departure, provided that Mr. Huai paid all premiums for his participation in that program.

Other Named Executive Officers

None of the other Named Executive Officers has an employment agreement with the Company.  The salaries for these NEOs are set by the Compensation Committee using the criteria set forth above in the “Compensation Discussion and Analysis” section. The salary for each of these NEOs has remained $250,000 for 2008, 2009 and 2010.

In March 2009, Messrs. Lam, Weber and Wu were each awarded non-qualified stock options to purchase 160,000 shares of Company stock and 90,000 shares of restricted stock. Thirty three percent of the options and the restricted shares vest on each of the first two anniversaries of the grant and thirty four percent vest on the third anniversary of the grant, in each case only if the grantee remains employed by the Company.  The Compensation Committee made these awards in order to retain the grantees. In each instance, the grantee had, more than six month’s previously, voluntarily canceled fully-vested stock options so that the Company could return the underlying shares to the pool available for grant. These returned shares were used to grant options to other Company employees for the purposes of recognition of the employees’ achievement and retention of the employees. In light of these voluntary cancellations, the Compensation Committee determined that the long term incentive compensation for the grantees could be insufficient to retain the grantees. In order to incentivize the grantees to remain with the Company, the grants were made.

In March 2009, in recognition of the individual performances of Messrs. Lam, Weber and Wu during 2008, the Compensation Committee awarded each of them a discretionary cash bonus of $75,000.

 In addition to their cash compensation, the Named Executive Officers also receive, from time to time, grants of equity compensation in accordance with the compensation philosophy discussed above.

In February, 2008, the Compensation Committee, as part of an incentive plan for various senior Company employees, awarded 45,000 restricted shares of common stock of the Company to each of Messrs. Lam, Weber and Wu. If the Company achieved its publicly announced targets of revenues of $103 million and earnings per share of $0.35 for fiscal year 2008, the restrictions would lapse on 33% of the shares on each of the first two anniversaries of the grant and 34% on the third anniversary of the grant. If the performance goals were not reached, the shares would be forfeited. The performance goals were not met, and the restricted shares were forfeited by each of the grantees.

C.  Grants of Plan-Based Awards For 2010

The following table provides information related to plan-based awards granted to the Company’s Named Executive Officers. The Company currently does not have any plans providing for the grant of stock appreciation rights.

		All Other Stock
		Awards: Number of	Grant Date Fair
		Shares of Stock	Value of Stock
	Grant	or Units	and Option Awards
Name	Date	(#) (5)	(6)

James P. McNiel	3/2/2010	13,661	$52,185
President and Chief	7/2/2010	16,178	$42,386
Executive Officer	9/2/2010	16,587	$58,884
(Principal Executive Officer) (1)	12/20/2010	17,483	$57,869

James Weber	-	-	-
Vice President, Chief
Financial Officer and Interim
Chief Operating Officer
(Principal Financial Officer)

Bernard Wu	-	-	-
Vice President -
Busness Development

Seth Horowitz	-	-	-
Vice President -
General Counsel and Secretary (2)

ReiJane Huai	-	-	-
Former Chairman, President and
Chief Executive Officer (3)

Wayne Lam	-	-	-
Vice President (4)

(1)
Mr. McNiel was named Interim President and Interim Chief Executive Officer on September 28, 2010, and President and Chief Executive Officer on January 11, 2011.  The amounts set forth in the table reflect grants of plan based awards to Mr. McNiel during 2010 when he was Vice President and Chief Strategy Officer, and Interim President and Interim Chief Executive Officer of the Company.

(2)	Mr. Horowitz was named an Executive Officer of the Company on December 20, 2010.

(3)
Mr. Huai resigned as President and Chief Executive Officer of the Company on September 28, 2010.  The amounts set forth in the table for 2010 reflect grants of plan based awards to Mr. Huai up until the date of his resignation.

(4)	Mr. Lam ceased to be an Executive Officer of the Company on December 20, 2010.

(5)	Reflects restricted stock awards granted from the Company’s 2006 Incentive Stock Plan. The awards immediately vested on date of grant.

(6)	The dollar amounts in the table represent the total grant date fair value of the awards in accordance with the authoritative guidance issued by the FASB on stock compensation.

D.  Outstanding Equity Awards at Fiscal Year End 2010

The following table provides information related to the aggregate outstanding equity awards which were granted to the Company’s Named Executive Officers as of December 31, 2010. The table does not include restricted stock awards to certain of the Named Executive Officers that were forfeited, as described above.

	Option Awards				Stock Awards

	Number of	Number of
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or Units	Shares or
	Unexercised	Unexercised			of Stock That	Units of Stock
	Options	Options			Have Not	That Have Not
	(#)	(#)	Option	Option	Vested	Vested
Name	Exerciseable	Unexerciseable	Exercise Price	Expiration Date	(#)	($)

James P. McNiel	100,000 (5)	200,000 (5)	$3.96	12/02/19	-	-
President and Chief Executive
Officer
(Principal Executive Officer) (1)

James Weber	5,000 (6)	-	$6.20	11/04/11
Vice President, Chief Financial	11,340 (7)	-	$5.07	05/06/12
Officer and Interim Chief Operating	30,000 (8)	-	$4.04	11/10/12
Officer	50,000 (9)	-	$5.33	05/14/13
(Principal Financial Officer)	107,200 (11)	52,800 (11)	$2.25	03/09/19	60,300 (13)	$202,005 (15)

Bernard Wu	49,284 (8)	-	$4.04	11/10/12
Vice President -	75,000 (10)	-	$6.80	11/07/15
Busness Development	107,200 (11)	52,800 (11)	$2.25	03/09/19	60,300 (13)	$202,005 (15)

Seth Horowitz	70,000 (7)	-	$5.07	05/06/12
Vice President -	20,000 (8)	-	$4.04	11/10/12
General Counsel and Secretary (2)	33,500 (12)	16,500 (12)	$2.25	03/09/19	33,500 (14)	$112,225 (15)

ReiJane Huai	-	-	-	-	-	-
Former Chairman, President and
Chief Executive Officer (3)

Wayne Lam	75,000 (7)	-	$5.07	05/06/12
Vice President (4)	130,000 (8)	-	$4.04	11/10/12
	107,200 (11)	52,800 (11)	$2.25	03/09/19	60,300 (13)	$202,005 (15)

(1)	Mr. McNiel was named Interim President and Interim Chief Executive Officer on September 28, 2010, and President and Chief Executive Officer on January 11, 2011.

(2)	Mr. Horowitz was appointed an Executive Officer of the Company Effective December 20, 2010.

(3)	Mr. Huai resigned as President and Chief Executive Officer of the Company on September 28, 2010.

(4)	Mr. Lam ceased to be an Executive Officer of the Company effective December 20, 2010.

(5)	Mr. McNiel was awarded 300,000 stock options on December 2, 2009, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(6)	Award fully vested on November 4, 2004.

(7)	Award fully vested on May 6, 2005.

(8)	Award fully vested on November 10, 2005.

(9)	Award fully vested on May 14, 2006.

(10)	Award fully vested on November 6, 2008

(11)	Messrs. Weber, Lam, and Wu were each awarded 160,000 stock options on March 9, 2009, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(12)	Mr. Horowitz was awarded 50,000 stock options on March 9, 2009, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(13)
Messrs. Weber, Lam, and Wu were each awarded 90,000 shares of restricted stock on March 9, 2009, which vest 33%, 33% and 34% on each anniversary over a three-year period, of which, 29,700 restricted stock awards vested on March 9, 2010.

(14)
Mr. Horowitz was awarded 50,000 shares of restricted stock on March 9, 2009, which vest 33%, 33% and 34% on each anniversary over a three-year period, of which, 16,500 restricted stock awards vested on March 9, 2010.

(15)	The Closing Price of the Company’s stock price on December 31, 2010 was $3.35 per share.

E.  Option Exercises and Stock Vested for 2010

The following table provides information related to options exercised by the Company’s Named Executive Officers and the vesting of restricted stock for the Company’s Named Executive Officers during the year ended December 31, 2010.

	Option Awards		Stock Awards

	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercised	Vesting	on Vesting
Name	(#)	($)	(#)	($)

James P. McNiel	-	-	13,661	$52,117 (5)
President and Chief Executive			16,178	$42,467 (6)
Officer			16,587	$56,728 (7)
(Principal Executive Officer) (1)			17,483	$59,267 (8)

James Weber	15,139	$37,449 (9)	29,700	$117,315 (10)
Vice President, Chief Financial			9,520	$29,179 (11)
Officer and Interim Chief Operating
Officer
(Principal Financial Officer)

Bernard Wu	-	-	29,700	$117,315 (10)
Vice President -			9,520	$29,179 (11)
Busness Development

Seth Horowitz	-	-	16,500	$65,175 (12)
Vice President -			3,400	$10,421 (13)
General Counsel and Secretary (2)			3,400	$10,285 (14)

ReiJane Huai	-	-	-	-
Former Chairman, President and
Chief Executive Officer (3)

Wayne Lam	-	-	29,700	$117,315 (10)
Vice President (4)			9,520	$29,179 (11)

(1)
Mr. McNiel was named Interim President and Interim Chief Executive Officer on September 28, 2010, and President and Chief Executive Officer on January 11, 2011.  The table reflects option exercises and stock vested during 2010 when he was Vice President and Chief Strategy Officer, and Interim President and Interim Chief Executive Officer of the Company.

(2)	Mr. Horowitz was named an Executive Officer of the Company effective December 20, 2010.

(3)	Mr. Huai resigned as President and Chief Executive Officer of the Company on September 28, 2010.

(4)	Mr. Lam ceased to be an Executive Officer of the Company effective December 20, 2010.

(5)	Reflects 100% vesting of 13,661 shares of restricted stock awarded to Mr. McNiel on March 2, 2010. The average market price of the Company’s stock at the vesting date was $3.815 per share.

(6)	Reflects 100% vesting of 16,178 shares of restricted stock awarded to Mr. McNiel on July 2, 2010. The average market price of the Company’s stock at the vesting date was $2.625 per share.

(7)	Reflects 100% vesting of 16,587 shares of restricted stock awarded to Mr. McNiel on September 2, 2010. The average market price of the Company’s stock at the vesting date was $3.42 per share.

(8)	Reflects 100% vesting of 17,483 shares of restricted stock awarded to Mr. McNiel on December 20, 2010. The average market price of the Company’s stock at the vesting date was $3.39 per share.

(9)	Reflects 15,139 stock options exercised by Mr. Weber. The market price of the Company’s stock at the option exercise date was $2.82 per share

(10)
Reflects 33% vesting of 29,700 shares of restricted stock awarded to each of Messrs. Weber, Lam and Wu on March 9, 2009. The average market price of the Company’s stock at the vesting date was $3.95 per share.

(11)
Reflects 34% vesting of 9,520 shares of restricted stock awarded to each of Messrs. Weber, Lam and Wu on August 7, 2007. The average market price of the Company’s stock at the vesting date was $3.065 per share.

(12)	Reflects 33% vesting of 16,500 shares of restricted stock awarded to Mr. Horowitz on March 9, 2009. The average market price of the Company’s stock at the vesting date was $3.95 per share.

(13)	Reflects 34% vesting of 3,400 shares of restricted stock awarded to Mr. Horowitz on August 7, 2007. The average market price of the Company’s stock at the vesting date was $3.065 per share.

(14)	Reflects 34% vesting of 3,400 shares of restricted stock awarded to Mr. Horowitz on October 3, 2007. The average market price of the Company’s stock at the vesting date was $3.025 per share.

F.  Potential Payments Upon Severance or Change in Control

Severance Agreements

The 2011 Employment Agreement provides for certain payments upon a change in control, but was not in effect as of December 31, 2010.

 Change in Control Agreements

The Company’s 2005 Key Executive Severance Protection Plan (the “2005 Plan”) provides for payments to certain officers and employees of the Company, including all of the Named Executive Officers, in the event that there is a change in control of the Company and the individual’s employment is terminated within twenty-four months of the change in control. These agreements were entered into to ensure the continued service of the Named Executive Officers in the event of a change in control.

For purposes of the 2005 Plan, a “Change in Control” is deemed to have occurred if:

•	more than fifty percent of the Company’s voting securities, or the power to vote more than fifty percent of the Company’s voting securities, is acquired;

•	the members of the Company’s board of directors cease to be a majority of the board of directors following a merger;

•	a merger, consolidation or reorganization (a) with or into the Company, or (b) in which securities of the Company are issued;

•	a complete liquidation or dissolution of the Company; or

•	the sale or other disposition of all or substantially all of the assets of the Company.

In the event a Change in Control occurs, and a Named Executive Officer is terminated, or the Named Executive Officer ends his employment for Good Reason, within two years of the Change in Control, the Named Executive Officer is entitled to certain severance benefits (“Severance Benefits”). The Named Executive Officer is not entitled to severance benefits if the Named Executive Officer is terminated: (a) for cause; (b) by reason of permanent disability; (c) voluntarily by the Named Executive Officer other than for certain defined reasons; or (d) by death.  “Good Reason” for leaving employment includes: (i) a diminution in the NEO’s title, offices or responsibilities; (ii) a reduction in base salary; (iii) a material increase in commuting distance or business travel requirements; (iv) a diminution in compensation or benefits; (v) a breach of the 2005 Plan; or (vi) a purported termination for cause which does not comply with the terms of the 2005 Plan.

The Severance Benefits to which each of the Named Executive Officers would be entitled are:

a.	a payment equal to three times the Named Executive Officer’s base salary, on an annualized basis, at the time of the Change in Control or, if greater, at any time after the Change in Control;

b.	a payment equal to three times the highest annual bonus paid or payable to the Named Executive Officer during the three years preceding the Change in Control;

c.
the continuation for three years for the Named Executive Officer and his dependents and beneficiaries of basic life insurance, flexible spending account, medical and dental benefits which were being provided immediately prior to the Change in Control (or, if greater, at any time thereafter); and

d1.	replacement of all stock options granted by the Company, whether or not vested, with an equal number of fully vested options to purchase shares of the Company’s common stock; or

d2.
if the Company’s board of directors approves at the time, the surrender of all options, whether vested or not, in return for a cash payment equal to the difference between the full exercise price of each option surrendered and the greater of: (1) the average price per share paid in connection with the acquisition of control of the Company; (2) the price per share paid in connection with any tender offer leading to control of the Company; and (3) the mean between the high and the low selling price of Company common stock on the relevant market on the date on which the Named Executive Officer became entitled to receive Severance Benefits.

In addition, each of the Named Executive Officers is entitled to: (1) at the time any such tax is due, a lump sum payment equal to the amount of any income tax payable by the Named Executive Officer and attributable to the benefits set forth in (c); and (2) in the event that any of the Severance Benefits is subject to an excise tax, a payment in an amount grossed up so that the net payment, after taxes, is equal to the excise tax.

The following table sets forth the value of the severance benefits each Named Executive Officer would be entitled to receive under the 2005 Plan assuming that a Change in Control and the entitlement to receive Severance Benefits occurred on December 31, 2010:

Severance Benefit	James	James	Bernard	Seth	ReiJane	Wayne
Component	McNiel	Weber	Wu	Horowitz	Huai	Lam

3 x Base Salary	$1,231,737	$750,000	$750,000	$750,000	$-	$-

3 x Bonus	$-	$225,000	$225,000	$90,000	$-	$-

3 x Value of Benefits (1), (2)	$32,316	$32,661	$40,176	$32,661	$-	$-

Benefits Income Tax Gross-Up (2), (3)	$23,672	$23,925	$30,691	$23,925	$-	$-

Excise Tax Gross-Up (2), (4), (5)	$-	$-	$-	$-	$-	$-

Reduction to avoid excise tax (4)	$(115,950)	$-	$-	$(67,101)	$-	$-

Equity Awards - Vested and Unvested
Accelerated (6)	$-	$378,005	$378,005	$167,225	$-	$-

Total	$1,171,775	$1,409,591	$1,423,872	$996,710	$-	$-

(1) Benefits include medical benefits, dental benefits, long-term disability and group-term life insurance.

(2) Assumes that the Named Executive Officer receives three full years of benefits.

(3) Assumes (i) an effective federal income tax rate of 31.86% for Messrs. McNiel, Weber and Horowitz and an effective federal income tax rate of 31.3% for Mr. Wu, (ii) an effective 8.97% New York state tax rate for Messrs. McNiel, Weber and Horowitz and (iii) an effective 10.55% California state tax rate for Mr. Wu.

(4) The 2005 Plan provides that if any participant is subject to excise tax under Internal Revenue Code Section 4999 (“IRC 4999”), the participant would be entitled to receive an additional payment (“Gross-Up Payment”) such that the net amount retained by the participant from the Gross-Up Payment, after reduction for any federal, state and local income taxes, employment taxes and the excise tax on the Gross-Up Payment (and any interest, penalties or additions to tax payable by the participant with respect thereto), is equal to the excise tax imposed on his or her payments. However, in the event that a reduction to the payments in respect of a participant of 10% or less would cause no excise tax to be payable, then the participant is not entitled to a Gross-Up Payment and the payments will be reduced (but not below zero) to the extent necessary so that the payments shall not be subject to the excise tax. The payments to Messrs. McNiel and Horowitz would be subject to excise tax under IRC 4999. However, if the payments to both Messrs. McNiel and Horowitz were reduced by $115,950 and $67,101, respectively, neither would be subject to excise tax under IRC 4999. The payments set forth in the table for Messrs. McNiel and Horowitz are reduced by these amounts.

(5)  Messrs. Weber and Wu are not subject to the excise tax provisions of the IRC 4999.

(6) The value of (i) vested and unvested accelerated stock options and (ii) unvested restricted stock awards is the difference between the exercise price of each option and $3.35, the closing price the Company’s common stock on the Nasdaq Global Market on December 31, 2010. If the Company’s Board of Directors is assumed to have approved the cashing out of stock options on December 31, 2010, the value of (i) vested and unvested accelerated stock options and (ii) unvested restricted stock awards would have been $379,107 for both Messrs. Weber and Wu, and $167,643 for Mr. Horowitz based on a mean value of the Company’s common stock of $3.36 on December 31, 2010.

Report on Repricing of Options.  None of the stock options granted under any of the Company’s plans was repriced in the fiscal year ended December 31, 2010.

Compensation Committee Interlock and Insider Participation. Messrs. Patrick B. Carney, Lawrence S. Dolin, Alan W. Kaufman, Irwin Lieber and Eli Oxenhorn served as members of the Compensation Committee of the Board of Directors at various times during the fiscal year ended December 31, 2010. There were no relationships that require disclosure under Item 407(e)(4) of Regulation S-K.

Equity Compensation Plan Information

The Company currently does not have any equity compensation plans not approved by security holders.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (2)	Weighted Average exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1) (2)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	13,032,306	$5.22	2,232,882

1.	As of December 31, 2010

2.
Does not include (i) options to purchase 1,520,000 shares of the Company’s common stock, of which, 1,220,000 are subject to shareholder approval, and (ii) 90,000 restricted shares of the Company’s common stock awarded to James P. McNiel on January 11, 2011

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Board of Directors has recognized that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof).  The Board therefore adopted a policy to be followed in connection with all related party transactions involving the Company.

A.           Identification of Related Transactions

Under the policy, any “Related Party Transaction” shall be consummated or shall continue only if:

1.
the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or

2.	the transaction is approved by the disinterested members of the Board of Directors; or

3.	the transaction involves compensation approved by the Company’s Compensation and Management Development Committee.

For purposes of the policy, a "Related Party" is:

1.	a senior officer (which includes at a minimum each executive officer) or director of the Company; or

2.	a shareholder owning in excess of five percent of the Company (or its controlled affiliates); or

3.	a person who is an immediate family member of a senior officer or director; or

4.	an entity which is owned or controlled by someone listed in 1, 2 or 3 above, or an entity in which someone listed in 1, 2 or 3 above has a substantial ownership interest or control of such entity.

For purposes of the policy, a "Related Party Transaction" is a transaction between the Company and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934), other than:

1.	transactions available to all employees generally

2.	transactions involving less than $5,000 when aggregated with all similar transactions.

B.           Audit Committee Approval

The Board of Directors determined that the Audit Committee of the Board is best suited to review and approve Related Party Transactions. Accordingly, at each calendar year’s first regularly scheduled Audit Committee meeting, management recommends Related Party Transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Committee approves or disapproves such transactions and at each subsequently scheduled meeting, management updates the Committee as to any material change to those proposed transactions.

In the event management recommends any further Related Party Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to ratification by the Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction.

C. Corporate Opportunity

The Board recognizes that situations may exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral. Before such opportunity may be consummated by a Related Party (other than an otherwise unaffiliated 5% shareholder), such opportunity shall be presented to the Board of Directors of the Company for consideration.

D. Disclosure

All Related Party Transactions are to be disclosed in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. Furthermore, all Related Party Transactions shall be disclosed to the Audit Committee of the Board and any material Related Party Transaction shall be disclosed to the full Board of Directors.

E. Other Agreements

Management assures that all Related Party Transactions are approved in accordance with any requirements of the Company’s financing agreements.

Related Party Transactions Reviewed During 2010

Seth Oxenhorn, the son of Eli Oxenhorn, the Chairman of our Board of Directors, is a Director of Business Development for the Company.  This is a non-executive role.  During 2010, Seth Oxenhorn received total compensation of $197,707, of which $90,000 was salary, $37,007 was commission, $13,000 was bonus, and $56,700 was the value of a grant of stock options.  All of such compensation earned by Seth Oxenhorn is in accordance with the Company’s compensation plan for all personnel in similar positions.

PROPOSAL NO. 2

APPROVAL OF STAND-ALONE STOCK OPTION AGREEMENT

In connection with the employment of the Company’s new Chief Executive Officer, James P. McNiel, the Board approved a grant of stock options to Mr. McNiel covering a total of 1,522,000 shares of the Company’s common stock. Mr. McNiel was granted an option under the 2006 FalconStor Software, Inc., Incentive Stock Plan (the “2006 Plan”) covering 300,000 shares, which is the share limit for awards that may be granted under the 2006 Plan to any individual in any one year. In addition to the 300,000 share option grant, Mr. McNiel was granted, subject to stockholder approval, an additional option grant covering 1,220,000 shares of the Company’s common stock pursuant to a Stand-Alone Stock Option Agreement (the “Agreement”), dated as of January 11, 2011 (the “Grant Date”). Stockholders are being asked to approve the Agreement. If stockholders do not approve the Agreement, the option covering 1,220,000 shares of the Company’s Common Stock evidenced by the Agreement (the “Option”) will terminate and Mr. McNiel will not have any rights with respect to the Option. However, under Mr. McNiel’s employment agreement, if the Option is not approved by the Company’s stockholders on or before January 11, 2012, then the Company will grant to Mr. McNiel restricted shares of Company common stock with a value equivalent to that of the Option to purchase 1,220,000 shares granted pursuant to the Agreement as of the date of the original option grant, as reasonably determined by the Company’s Compensation Committee.

The principal terms of the Agreement are summarized below. The following summary is qualified in its entirety by the full text of the Agreement, which is attached as Exhibit A to this Proxy Statement.

 Summary Description of the Agreement

Purpose.  The purpose of the Agreement is to provide an additional means to motivate, retain and reward Mr. McNiel through the grant of an option that provides added incentives for high levels of performance and for significant efforts to improve the financial performance of the Company.

Stock Option and Exercisability of Option.  A stock option is the right to purchase shares of Common Stock at a future date at a specified price (the “exercise price” of the option). The exercise price of the Option granted under the Agreement is $3.22 per share (the “Grant Price”). The Option covers 1,220,000 shares of Common Stock and shall become exercisable on the following schedule:  thirty three percent (33%) on January 11, 2012; thirty three percent (33%) on January 11, 2013; and thirty-four percent (34%) on January 1, 2014.

Exercise of Option.  Full payment for shares purchased on the exercise of any portion of the Option must be made at the time of such exercise in a manner approved by the Board (which may include cash, a check, notice and third party payment, or delivery of previously owned shares of Common Stock, subject to certain limitations set forth in the Agreement and the requirements of all applicable laws).

Adjustment of Option.  As is customary in stock option agreements of this nature, the number of shares subject to the Option, as well as the exercise price, are subject to adjustment in the event of certain reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar events, or extraordinary dividends or distributions of property to stockholders.

 No Limit on Other Authority.  The Agreement will not limit the authority of the Board or the Compensation Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

Transfer Restrictions.  Subject to certain exceptions contained in the Agreement (which generally include transfers to the Company, Mr. McNiel’s designation of a beneficiary, the exercise of Mr. McNiel’s Option by his legal representative in the event of his disability, and transfers pursuant to certain court orders), the Option is not transferable by Mr. McNiel other than by will or the laws of descent and distribution and is generally exercisable, during Mr. McNiel’s lifetime, only by him. Any amounts payable or shares issuable pursuant to the Agreement will be paid only to Mr. McNiel or his beneficiary or representative. The Board may, however, permit the transfer of the Option if Mr. McNiel presents satisfactory evidence that the transfer is for estate or tax planning purposes.

Acceleration of Option; Possible Early Termination of Option.  Generally upon a Change of Control, the Option will become immediately exercisable. A “Change of Control” under the Agreement generally includes (subject to certain exceptions) certain mergers or consolidations approved by the Company’s stockholders, stockholder approval of a liquidation of the Company, sale of substantially all of the Company’s assets or any person becomes the beneficial owner of 50% or more of the voting power of the Company’s outstanding securities.

Effect of Termination of Employment.  Any portion of the Option which is not then exercisable will generally terminate upon the date Mr. McNiel is no longer employed by the Company, any portion of the Option which is exercisable must be exercised within three months after such date if the termination of employment was for any reason other than retirement, total disability, death or discharge for cause. In the event Mr. McNiel is discharged for cause, his Option will terminate immediately upon such termination of employment. If the termination of employment is due to retirement, total disability or death, any portion of the Option which is exercisable on the date of such termination must generally be exercised within twelve months of the date of such termination. If Mr. McNiel’s employment is terminated by the Company without cause or he terminates his employment for good reason, the Option will become immediately exercisable, and the Option generally will be exercisable for twelve months thereafter. In no event may the Option be exercised after its stated term.

Registration.  The Company plans to register under the Securities Act of 1933, as amended, the shares of Common Stock made available under the Agreement.

Federal Income Tax Consequences.  The Company is generally entitled to deduct an amount equal to the difference between the Option exercise price and the fair market value of the shares at the time of exercise, and Mr. McNiel would generally recognize taxable income in that amount. However, there is no taxable income to Mr. McNiel (and there is no deduction to the Company) on the grant of the Option.

If the Option is accelerated in connection with a change in control (as this term is used in the Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Internal Revenue Code (and certain excise taxes may be triggered). Further, if the compensation attributable to awards is not “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code, the Company may not be permitted to deduct the aggregate non performance-based compensation in excess of $1,000,000 in certain circumstances.

The above tax summary discusses general tax principles applicable to, and income tax consequences of, the Agreement under current federal law, which is subject to change. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

Promote Company’s Interests.  The Board believes that the Option grant, if stockholders approve the Agreement, will promote the interests of the Company and its stockholders and continue to provide incentives based on the attainment of corporate objectives and increases in stockholder value.

Personal Interest.  Mr. McNiel is a member of the Board and has a personal interest in approval of the Agreement.

 Vote Required

    Approval of the Agreement requires the affirmative vote of a majority of the Common Stock present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Broker non-votes and abstentions on this proposal have the effect described on page 3.

THE BOARD HAS APPROVED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE AGREEMENT.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation programs are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. See the discussion of the compensation of our executive officers in the section entitled Compensation Discussion and Analysis beginning on page 23.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation disclosed in the Compensation Discussion & Analysis, compensation tables and narrative discussion of this proxy statement. The Say-on-Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and related philosophy, policies and practices.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement.”

This Say-on-Pay vote is advisory, and therefore is not binding on the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the Say-on-Pay vote when making future compensation decisions.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION PROGRAM FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION & ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION OF THIS PROXY STATEMENT.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable the Company’s stockholders to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s Named Executive Officers as disclosed in the Company’s proxy statements. Accordingly, the Company is asking stockholders to indicate whether they would prefer an advisory vote every one year, every two years or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of three years.

We value the opinion of our stockholders and welcome communication regarding our executive compensation policies and practices. After carefully taking into account various considerations described below, we believe that a triennial vote will provide stockholders with the ability to express their views on our executive compensation policies and practices while providing us with an appropriate amount of time to consult with our stockholders and to consider their input. Our executive compensation program is administered by our Compensation Committee, as described in this proxy statement. Compensation decisions are complex and, with respect to our Named Executive Officers, are disclosed in our proxy statement. We believe that establishing a three-year time frame for holding stockholder advisory votes on executive compensation will both enhance stockholder communication and provide the Company time to consider, engage with and respond to stockholders, in terms of expressed concerns or other feedback. In addition, we also believe that a triennial vote more closely aligns with the multi-year performance cycle that the Company uses to reward long-term performance and is consistent with our long-term business strategy.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years, or abstaining from voting on the proposal on the resolution below:

“RESOLVED, that the alternative of soliciting advisory stockholder approval of the compensation of the Company’s Named Executive Officers once every one, two or three calendar years that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting shall be considered the frequency preferred by the stockholders.”

While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every one year, every two years or every three years. The option among those choices that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders.

The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “THREE YEARS” ON PROPOSAL NO. 4.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 5

The accounting firm of KPMG LLP has been selected as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2011. Although the selection of accountants does not require ratification, the Audit Committee of the Board of Directors has directed that the appointment of KPMG LLP be submitted to stockholders for ratification due to the significance of their appointment by the Company. If stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider the appointment of another independent registered public accounting firm. A representative of KPMG LLP, which served as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2010, is expected to be present at the Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Fees for services rendered by KPMG LLP for the years 2010 and 2009 fell into the following categories:

Audit Fees:  Fees billed for professional services rendered by KPMG LLP for the audits of the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2010 and 2009, and the reviews of the interim condensed consolidated financial statements included in the Company's Form 10-Qs during such fiscal years. These fees also include the audits of internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. The 2009 audit fees include $24,000 for additional audit fees related to 2009, but billed and paid during 2010.

Tax Fees:  Fees billed for tax-related services rendered by KPMG LLP to the Company.

All Other Fees: Fees billed for on-line resource tools provided by KPMG LLP for the years 2010 and 2009.

The approximate fees for each category were as follows:

	Year Ended December 31,
Description	2010	2009
Audit Fees	$787,321	$741,569
Tax Fees	$3,175	$2,728
All Other Fees	$1,629	$1,629

The Audit Committee has considered whether the provision by KPMG LLP of the services covered by the fees other than the audit fees is compatible with maintaining KPMG LLP’s independence and believes that it is compatible.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Pre-Approval Procedures. The Audit Committee has adopted the following guidelines regarding the engagement of the Company’s independent registered public accounting firm to perform services for the Company:

For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at a meeting of the Audit Committee.

The independent registered public accounting firm will submit to the Audit Committee for approval an audit services fee proposal after acceptance of the engagement letter.

For non-audit services, Company management will submit to the Audit Committee for approval (during the second quarter of each fiscal year) the list of non-audit services that it recommends the Audit Committee engage the independent registered public accounting firm to provide for the fiscal year. Company management and the independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Audit Committee will approve both the list of permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at the next Audit Committee meeting.

The independent registered public accounting firm must ensure that all audit and non-audit services provided to the Company have been approved by the Audit Committee. The Company Controller will be responsible for tracking all independent registered public accounting firm fees against the budget for such services and report at least annually to the Audit Committee.

Audit Committee Report

The Board of Directors appoints an Audit Committee each year to review the Company’s financial matters. Please see the Audit Committee discussion in the Board of Directors section, above, for a discussion of the Audit Committee.

The Audit Committee meets with KPMG LLP (the Company’s independent registered public accounting firm) and reviews the scope of their audit, report and recommendations. The Audit Committee members reviewed and discussed the audited consolidated financial statements as of and for the fiscal year ended December 31, 2010 with management. The Audit Committee also discussed all matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, with KPMG LLP. The Audit Committee received the written disclosures and the letter from KPMG LLP as required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, as currently in effect, and has discussed the independence of KPMG LLP with representatives of such firm.

Based on their review and the discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, to be filed with the SEC.

Audit Committee
Steven Fischer (Chair)
Irwin Lieber
Barry Rubenstein

SOLICITATION STATEMENT

The Company will bear all expenses in connection with the solicitation of proxies. In addition to the use of the mail, solicitations may be made by the Company’s regular employees, by telephone, telegraph or personal contact, without additional compensation. The Company will, upon their request, reimburse brokerage houses and persons holding shares of Common Stock in the names of the Company’s nominees for their reasonable expenses in sending solicited material to their principals.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than December 6, 2011.

On May 21, 1998 the SEC adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company’s use of its discretionary proxy voting authority with respect to a stockholder proposal, which is not addressed in the Company’s proxy statement. The amendment provides that if the Company does not receive notice of the proposal at least 45 days prior to the first anniversary of the date of mailing of the prior year’s proxy statement, then the Company will be permitted to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

With respect to the Company’s 2012 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which has not been timely submitted, for inclusion in the Company’s proxy statement by February 19, 2012 the Company will be permitted to use its discretionary voting authority as outlined above.

OTHER MATTERS

So far as now known, there is no business other than that described above to be presented for action by the stockholders at the Annual Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Annual Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

ANNUAL REPORT

The Company has sent, or is concurrently sending, to all of its stockholders of record as of March 18, 2011 a copy of its Annual Report for the fiscal year ended December 31, 2010. Such report contains the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010.

By Order of the Board of Directors,

/s/ Seth R. Horowitz

Seth R. Horowitz
Secretary

Dated:    Melville, New York
        April 4, 2011

The Company will furnish a free copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (without exhibits) to all of its stockholders of record as of March 18, 2011 who will make a written request to Mr. James Weber, Chief Financial Officer, FalconStor Software, Inc., 2 Huntington Quadrangle, Suite 2S01, Melville, New York 11747.

Exhibit A

STAND-ALONE STOCK OPTION AGREEMENT

THIS STAND-ALONE STOCK OPTION AGREEMENT (this “Agreement”) dated as of the 11th day of January, 2011 by and between FalconStor Software, Inc., a Delaware corporation (the “Company”), and James P. McNiel (the “Optionee”).

RECITALS

WHEREAS, the Optionee and the Company have executed that certain Employment Agreement dated January 11, 2011 (the “Employment Agreement”);

WHEREAS, pursuant to the terms of the Employment Agreement, on the date hereof the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) granted to the Optionee, subject to stockholder approval of this Agreement, a nonqualified stock option to purchase all or any part of 1,220,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), subject to and upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Grant of Option.  This Agreement evidences the Committee’s grant to the Optionee of the right and option to purchase, subject to and on the terms and conditions set forth herein, and subject to stockholder approval of this Agreement, all or any part of 1,220,000 shares of the Company’s Common Stock (the “Shares”) at an exercise price per Share equal to the closing price of the Common Stock on the NASDAQ Global Market on the date hereof (the “Option”), exercisable from time to time, subject to the provisions of this Agreement, prior to 5:00 p.m., New York City time, the ten (10) year anniversary of the date hereof, unless earlier terminated pursuant to Section 8.  If stockholder approval of this Agreement is not obtained on or prior to the first anniversary of the date of the Employment Agreement, this Agreement and the grant made hereunder will be deemed void ab initio.

2. Exercisability of Option.  Subject to Section 1 and Section 8 hereof, the Option will vest and become exercisable in accordance with the following schedule: thirty three percent (33%) on the first anniversary of the date of the Employment Agreement; thirty three percent (33%) on the second anniversary of the date of the Employment Agreement; and thirty-four percent (34%) on January 1 of the third year following the date of the Employment Agreement.  For the avoidance of doubt, assuming stockholder approval of this Agreement, the Option will vest and become exercisable as follows: thirty three percent (33%) on January 11, 2012; thirty three percent (33%) on January 11, 2013, and thirty-four percent (34%) on January 1, 2014.

3. Method of Exercise of Option.

3.1 Method of Exercise.  The Option to the extent then exercisable may be exercised in whole or in part by giving written notice to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the purchase price, in cash, or by check or such other instrument as may be acceptable to the Committee.  As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may be made at the election of the Optionee (a) in the form of shares of Common Stock owned by the Optionee (based on the Fair Market Value (as defined below) of the shares) that are not the subject of any pledge or security interest, (b) in the form of shares of Common Stock withheld by the Company from the shares of Common Stock otherwise to be received with such withheld shares of Common Stock having a Fair Market Value equal to the exercise price, or (c) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any shares surrendered to the Company is at least equal to such exercise price.  Notwithstanding the forgoing, the Optionee may not take any actions that are prohibited by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission or any agency thereunder.  The Optionee shall have the right to dividends and other rights of a stockholder with respect to the Shares purchased upon exercise of the Option at such time as the Optionee (a) has given written notice of exercise and has paid in full for such Shares, and (b) has satisfied such conditions that may be imposed by the Company with respect to the withholding of taxes.

3.2 Fair Market Value.  “Fair Market Value” means the closing price on the date of grant on the principal securities exchange on which shares of Common Stock are listed (if the shares of Common Stock are so listed), or, if not so listed or regularly quoted, the mean between the closing bid and asked prices of publicly traded shares of Common Stock in the over the counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Company, or as determined by the Committee in a manner consistent with the provisions of the United States Internal Revenue Code of 1986, as amended. Anything in this Section 3.2 to the contrary notwithstanding, in no event shall the purchase price of a share of Common Stock be less than the minimum price permitted under the rules and policies of any national securities exchange on which the shares of Common Stock are listed.

4. Tax Withholding.  Upon any exercise of the Option in whole or in part, the Company shall have the right at its option to (a) require the Optionee (or personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Company may be required to withhold with respect to the Option or (b) deduct from any amount payable in cash the amount of any taxes which the Company may be required to withhold with respect to such cash payment. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock, the Board may in its sole discretion grant to the Optionee the right to elect, pursuant to such rules and subject to such conditions as the Board may establish, to have the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then Fair Market Value to satisfy such withholding obligation.

5. No Transferability; Limited Exception to Transfer Restrictions.  The Option is not transferable and may be exercised solely by the Optionee during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution.  The Committee, in its sole discretion, may permit a transfer of the Option in whole or in part to (a) a trust for the benefit of the Optionee, (b) a member of the Optionee’s immediate family (or a trust for his or her benefit) or (c) pursuant to a domestic relations order. Any attempt to transfer, assign, pledge or otherwise dispose of, or to subject to execution, attachment or similar process, the Option in whole or in part contrary to the provisions hereof shall be void and ineffective and shall give no right to the purported transferee.

6. No Employment Rights.  Nothing contained in this Agreement shall confer upon the Optionee any right to continue in the employ or other service of the Company or any of its subsidiaries, nor constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Company to change the Optionee’s compensation or other benefits or to terminate the employment of the Optionee, with or without cause; provided, however, that nothing contained in this Agreement shall adversely affect any independent contractual right of the Optionee, including but not limited to the Optionee’s rights under the Employment Agreement, without his consent thereto.

7. Regulations.  This Agreement and the grant and exercise of the Option hereunder, and the obligation of the Company to sell and deliver shares under the Option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies, national securities exchanges and interdealer quotation systems as may be required.  Additionally, notwithstanding any other provision in this Agreement, the Option may not be exercised in whole or in part unless and until the Shares to be issued upon the exercise thereof have been registered under the Securities Act of 1933, as amended, and applicable state securities laws, or are, in the opinion of counsel to the Company, exempt from such registration in the United States.  The Company shall not be under any obligation to register under applicable federal or state securities laws any Shares to be issued upon the exercise of the Option granted hereunder in order to permit the exercise of the Option in whole or in part and the issuance and sale of the Shares subject to the Option, although the Company may in its sole discretion register such Shares at such time as the Company shall determine.  If the Company chooses to comply with such an exemption from registration, the Shares to be issued upon the exercise of the Option may, at the direction of the Committee, bear an appropriate restrictive legend restricting the transfer or pledge of the Shares represented thereby, and the Committee may also give appropriate stop transfer instructions with respect to the Shares to the Company's transfer agent.  The Company undertakes that following stockholder approval of this Agreement the Company will seek to register the resale of the Shares.  Additionally, the Optionee understands and acknowledges that he is subject to the Company’s rules regarding insider trading contained in the Company’s Code of Conduct or otherwise.

8. Adjustment and Termination upon Certain Events.

8.1 Adjustments.  If there shall occur any extraordinary dividend or other extraordinary distribution in respect of the Common Stock (whether in the form of cash, Common Stock, other securities, or other property), or any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or there shall occur any similar, unusual or extraordinary corporate transaction or event in respect of the Common Stock or a sale of substantially all the assets of the Company as an entirety, then the Board shall, in such manner and to such extent (if any) as it deems appropriate and equitable (a) proportionately adjust any or all of (i) the number and type of shares of Common Stock (or other securities) which thereafter may be made the subject of the Option, (ii) the number, amount and type of shares of Common Stock (or other securities or property) subject to the Option, (iii) the grant, purchase, or exercise price of the Option, (iv) the securities, cash or other property deliverable upon exercise of the Option, or (v) the performance standards appropriate to the Option, or (b) in the case of an extraordinary dividend or other distribution, recapitalization, reclassification, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, make provision for a cash payment or for the substitution or exchange of the Option or the cash, securities or property deliverable to the Optionee based upon the distribution or consideration payable to holders of the Common Stock of the Company upon or in respect of such event. In any of such events, the Board may take such action sufficiently prior to such event if necessary to permit the Optionee to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is available to stockholders generally.

8.2 Change of Control.  In the event there is a Change of Control (as defined under the Employment Agreement), any outstanding unvested Options will automatically vest and become exercisable on the date of such Change of Control in accordance with the terms of the Employment Agreement and the 2005 Key Executive Severance Protection Plan.

8.3 Effect of Termination of Employment.

(a) Termination by Death.  Unless otherwise determined by the Committee, if the Optionee’s employment with or service to the Company terminates by reason of death, the Option may thereafter be exercised, to the extent then exercisable (or on such accelerated basis as the Committee shall determine at or after grant), by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one (1) year after the date of such death or until the expiration of the stated term of the Option as provided under this Agreement, whichever period is shorter.

(b) Termination by Reason of Disability.  Unless otherwise determined by the Committee, if the Optionee’s employment with or service to the Company terminates by reason of total and permanent disability, the Option may thereafter be exercised, to the extent it was exercisable at the time of termination due to disability (or on such accelerated basis as the Committee shall determine at or after grant), but may not be exercised after three (3) months after the date of such termination of employment or service or the expiration of the stated term of the Option, whichever period is shorter; provided, however, that, if the Optionee dies within such three (3) month period, the Option shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one (1) year after the date of such death or for the stated term of the Option, whichever period is shorter.

(c) Termination by Reason of Retirement.  Unless otherwise determined by the Committee, if the Optionee’s employment with or service to the Company terminates by reason of Normal or Early Retirement (as such terms are defined below), the Option may thereafter be exercised to the extent it was exercisable at the time of such Normal or Early Retirement (or on such accelerated basis as the Committee shall determine at or after grant), but may not be exercised after three (3) months after the date of such termination of employment or service or the expiration of the stated term of the Option, whichever date is earlier; provided, however, that, if the Optionee dies within such three (3) month period, the Option shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one (1) year after the date of such death or for the stated term of the Option, whichever period is shorter.  For purposes of this paragraph, “Normal Retirement” shall mean retirement from active employment with the Company on or after the normal retirement date specified in the applicable Company pension plan or if no such pension plan, age 65, and “Early Retirement” shall mean retirement from active employment with the Company pursuant to the early retirement provisions of the applicable Company pension plan or if no such pension plan, age 55.

(d) Other Termination.  Unless otherwise determined by the Committee, if the Optionee’s employment with or service to the Company for any reason other than death, disability or Normal or Early Retirement, the Option shall thereupon terminate, except that the portion of the Option that was exercisable on the date of such termination of employment or service may be exercised for the lesser of thirty (30) days after the date of termination or the balance of the Option’s term if the Optionee’s employment or service with the Company is terminated by the Company without Cause (as defined under the Employment Agreement).  The transfer of the Optionee from the employ of or service to the Company to the employ of or service to a subsidiary, or vice versa, or from one subsidiary to another, shall not be deemed to constitute a termination of employment or service for purposes of this Agreement.

9. Limitation of Liability.  No member of the Committee, or any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Agreement, and all members of the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

10. Shares to be Reserved.  The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

11. Assignment.  Except as expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by any party hereto without the express written consent of the other party hereto, provided, however, that no consent will be required for the assignment to any successor to all or substantially all of the Company’s assets or business (whether by purchase, merger, consolidation or otherwise).

12. Notices.  All notices provided for in this Agreement will be in writing signed by the party giving such notice sent by (i) registered or certified mail, return receipt requested, (ii) any prepaid overnight courier delivery service then in general us, (iii) hand or (iv) facsimile transmission or similar means of communication if such transmission of such notice is confirmed immediately by any of the other means set forth above, as follows:

If to the Company:                               c/o FalconStor Software, Inc.
2 Quadrangle, Suite 2S01
Melville, New York 11747
Attention: Chief Financial Officer

If to the Employee:                               James P. McNiel
********
********

or at such other address as will be indicated to either party in writing.  Notice of change of address will be effective only upon receipt. A notice provided in the manner required herein will be deemed given : (i) if delivered personally, upon delivery; (ii) if sent by overnight courier, on the first business day after it is sent; (iii) if mailed, three business days after mailing; and (iv) if sent by fax, upon actual receipt of the fax or confirmation thereof (whichever is first).

13. Waiver.  The Company’s failure to enforce any provision of this Agreement will not constitute a waiver of its right to enforce such provision.  The parties reserve the right to waive by mutual written consent for a specific period and under specific conditions any provision of this Agreement, provided that such waiver shall be limited to the period and conditions specified by mutual written consent and shall in no way constitute a general waiver, or be considered as evidence of any given interpretation of any provision so waived.

14.  Governing Law; Jurisdiction.  This Agreement will be governed and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law. Each party agrees that any action or proceedings relating to this Agreement seeking injunctive relief or enforcement of an arbitration award may be instituted against such party in any appropriate court in the State of New York and hereby irrevocably submits to the jurisdiction of the State and Federal courts of the State of New York and waives any claim of forum nonconveniens with respect thereto.

15.  Descriptive Headings.  The Section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

16. Severability.  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

17. Entire Agreement.  The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms.  The parties further agree that this Agreement, the Employment Agreement and any modifications made pursuant hereto and thereto constitute the complete and exclusive written expression of the terms of the agreement between the parties, and supercede all prior or contemporaneous proposals, oral or written, understandings, representations, conditions, warranties, covenants, and all other communications between the parties relating to the subject matter of this Agreement.  This Agreement may not be amended, changed or modified absent a writing signed by both parties.  In the event of any conflict between the terms of this Agreement and the terms of the Employment Agreement, the terms of the Employment Agreement will prevail.

18. Counterparts.  This Agreement may be executed in one or more counterparts, which, together, will constitute one and the same agreement.

19. Compliance With Laws.  Notwithstanding anything else contained herein to the contrary, this Agreement, the granting and vesting of the Option and the offer, issuance and delivery of Shares under this Agreement are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered in respect of this Agreement will be subject to such restrictions, and to any restrictions the Company may require to preserve a pooling of interests under generally accepted accounting principles, and the person acquiring such securities will, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

FALCONSTOR SOFTWARE, INC.

By:	/s/ Eli Oxenhorn
Eli Oxenhorn
Chairman of the Board of Directors

/s/ James P. McNiel
James P. McNiel